UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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TTM TECHNOLOGIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 23, 2013

To our stockholders:

The 2013 annual meeting of stockholders of TTM Technologies, Inc. will be held at 1:30 p.m., local time, on Tuesday, April 23, 2013, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, for the following purposes:

1.	to elect four class I directors to serve for a term expiring in 2016;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for TTM Technologies, Inc. for the year ending December 31, 2013; and

3.	to consider any other matters that properly come before the meeting and any postponement or adjournment thereof.

We are pleased to this year again take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, saves us the cost of printing and mailing these materials, and reduces the environmental impact of our annual meeting by conserving natural resources.

Stockholders of record as of the close of business on February 22, 2013 are entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Whether or not you expect to be present, please vote your shares using the Internet by following the instructions in this proxy statement. Of course, you may also vote by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope if you received a paper copy of this proxy statement. No postage is required if mailed in the United States.

By Order of the Board of Directors

Costa Mesa, California
March 14, 2013	Todd B. Schull, Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON APRIL 23, 2013

The proxy statement and annual report to stockholders and the means to vote via the Internet are available at www.ttmtech.com/stockholdersmeeting. Your Vote is Important — Please vote as promptly as possible by using the Internet or by signing, dating, and returning the proxy card if you received a paper copy of this proxy statement.

All stockholders are invited to attend the annual meeting in person. Stockholders who vote their proxy online or by executing a proxy card may nevertheless attend the meeting, revoke their proxy, and vote their shares in person.

TTM TECHNOLOGIES, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our annual meeting of stockholders to be held on Tuesday, April 23, 2013, beginning at 1:30 p.m., local time, at our corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and at any adjournments or postponements of the meeting. The purpose of this proxy statement is to solicit proxies from the holders of our common stock for use at the meeting. On or about March 14, 2013, we began mailing a notice containing instructions on how to access this proxy statement and our annual report via the Internet, and we began mailing a full set of the proxy materials to stockholders who had previously requested delivery of the materials in paper copy. For information on how to vote your shares, see the instructions included on the proxy card and under “How do I vote?” below.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked to (1) elect four class I directors to serve for a term expiring in 2016; and (2) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. In addition, our management will report on our performance during 2012 and respond to questions from our stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on February 22, 2013, the record date for the annual meeting, are entitled to receive notice of the meeting and to vote the shares of our common stock that they held on that date at the meeting, and any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon at the meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. As of the record date, 81,936,905 shares of our common stock were outstanding. Abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

If less than a majority of the outstanding shares of common stock entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time, or place, and notice need not be given of the new date, time, or place if the new date, time, or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you are the stockholder of record (that is, the shares are held in your name), you may vote your proxy in one of two convenient ways:

Via the Internet

Go to www.ttmtech.com/stockholdersmeeting and follow the instructions. You will need the 11-digit control number that appears on your proxy card included with this proxy statement. This method of voting will be available until 11:59 p.m., Eastern Time, on April 22, 2013.

By mail

If you wish to vote by traditional proxy card and did not receive one along with this proxy statement, you can receive a full set of materials at no charge through the Internet at www.ttmtech.com/stockholdersmeeting, by telephone at (888) 776-9962, or by sending an e-mail to info@amstock.com (the subject line of your e-mail should contain the 11-digit control number that appears in the Notice Regarding the Availability of Proxy Materials you received). If you vote by traditional proxy card, mark your selections on the proxy card, date the card, and sign your name exactly as it appears on the card, then mail it in the postage-paid envelope enclosed with the materials. You should mail the proxy card in plenty of time to allow delivery to our transfer agent prior to the meeting.

If you are a stockholder of record and attend the meeting, you may deliver your completed proxy card in person. If you are not the stockholder of record (that is, your shares are held in the name of a bank, broker, or other holder of record, which is often referred to as held in “street name”) then you will receive instructions from the holder of record that you must follow to ensure that your shares are voted as you wish. You will not be able to vote those shares at the meeting unless you have received, in advance, a proxy card from the record holder (that is, the bank, broker, or other holder of record).

If you complete and properly sign and return a proxy card to us or complete your proxy online, your shares will be voted as you direct.

Can I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time before the annual meeting by submitting to our corporate secretary at our corporate offices a notice of revocation or a duly executed proxy bearing a later date (or voting via the Internet). The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What does it mean if I receive more than one notice?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation of your accounts.

What are the recommendations of our board of directors?

If you sign and return your proxy card but do not specify how you want your shares voted, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Each of the recommendations of our board of directors is set forth together with the description of each item in this proxy statement. In summary, our board of directors recommends a vote (1) “for” the election of each of its nominees for class I director; and (2) “for” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for a substitute or alternate board nominee for director. In the event that any other matter should properly come before the meeting or any nominee for director is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Proposal One — Election of Directors. Assuming that a quorum is present, the four persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected as directors. Stockholders do not have the right to cumulate their votes for directors.

Proposal Two — Ratification of the Appointment of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Other Matters. For each other matter, the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote will be required for approval.

What are the effects of broker non-votes?

If you do not provide your broker or other nominee with instructions on how to vote your street name shares, your broker or nominee will not be permitted to vote them on “non-routine” matters (a broker non-vote).

The election of directors (Proposal One) is considered a non-routine matter under applicable rules. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Proposal One and will not affect the outcome on that Proposal. Please note that brokers may not vote your shares on Proposal One in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013 (Proposal Two) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Two.

How are abstentions treated?

Abstentions will have no effect on Proposal One. Abstentions will be treated as being present and entitled to vote on Proposal Two and therefore will have the effect of votes against such proposal.

Who will pay for the preparation of the proxy?

We will pay the cost of soliciting proxies. In addition to the use of mail, our employees may solicit proxies personally, by e-mail, facsimile, and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers, and other custodians, nominees, and fiduciaries to forward copies of the proxy materials to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

Our principal executive offices are located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626, and our telephone number is (714) 327-3000. A list of stockholders entitled to vote at the annual meeting will be available at our offices for a period of 10 days prior to the meeting and at the meeting itself for examination by any stockholder.

PROPOSAL ONE — ELECTION OF DIRECTORS

Directors and Nominees

Our board of directors is currently comprised of 10 directors. Our board of directors is divided into three classes with each class of directors serving for a three-year term or until successors of that class have been elected and qualified. At the annual meeting, our stockholders will be asked to elect four class I directors. Each director elected at the 2013 annual meeting will serve for a term expiring at the 2016 annual meeting or until his successor has been duly elected and qualified.

Our board of directors has nominated James K. Bass, Thomas T. Edman, Tang Chung Yen, Tom, and Dov S. Zakheim, each of whom currently serves as a class I director, to stand for re-election at the annual meeting. If Messrs. Bass, Edman, Tang and Zakheim are re-elected, they will serve three-year terms expiring at the annual meeting of stockholders in 2016.

Kenton K. Alder, Philip G. Franklin, and Jacques S. Gansler serve as class II directors, and their terms will expire at the annual meeting of stockholders in 2014. Ronald W. Iverson, Robert E. Klatell, and John G. Mayer serve as class III directors and their terms will expire at the annual meeting of stockholders in 2015.

Our board of directors has no reason to believe that any of its nominees will refuse or be unable to accept election. However, if any nominee is unable to accept election or if any other unforeseen contingencies should arise, our board of directors may designate a substitute nominee. If our board of directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by our board of directors.

Our board of directors recommends a vote “for” the nominees for class I director.

The following table, together with the accompanying text, sets forth certain information with respect to each of our directors.

Name	Age	Position(s) Held
Robert E. Klatell	67	Chairman of the Board
Kenton K. Alder	63	Chief Executive Officer and Director
Tang Chung Yen, Tom	52	Managing Director — Asia Pacific Region and Director
James K. Bass	56	Director
Thomas T. Edman	50	President and Director
Philip G. Franklin	61	Director
Jacques S. Gansler	78	Director
Ronald W. Iverson	70	Director
John G. Mayer	62	Director
Dov S. Zakheim	64	Director

Robert E. Klatell has served as a director of our company since September 2004 and our Chairman of the Board since May 2005. Mr. Klatell is presently retired. From September 2009 to the sale of The PBSJ Corporation in October 2010, Mr. Klatell served as a director of The PBSJ Corporation and a member of its compensation committee, its audit committee and its strategic finance committee. From 2003 to 2009, Mr. Klatell served as a director of Datascope Corp., a medical device company that develops, manufactures, and markets proprietary products for clinical health care markets. From December 2005 to December 2007, Mr. Klatell served as Chief Executive Officer and a director of Kofax plc (formerly DICOM Group plc), a publicly held company (London Stock Exchange) that provides information capture and communications solutions. From 2003 to 2006, Mr. Klatell served as a director of Mediagrif Interactive Technologies, an operator of e-business networks and provider of e-business solutions. Mr. Klatell served as a consultant to Arrow Electronics, Inc. from January 2004 to December 2004. Mr. Klatell served in various executive capacities at Arrow Electronics, Inc. from February 1976 to December 2003, most recently as Executive Vice President from July 1995 to December 2003. Mr. Klatell holds a Bachelor of Arts degree in History from Williams College and a Juris Doctor from New York University School of Law.

Our board of directors has determined that Mr. Klatell is an independent director. Mr. Klatell was nominated to the board of directors because of his extensive experience with operations management and his knowledge of corporate governance and global mergers and acquisitions. Mr. Klatell’s membership with the National Association of Corporate Directors provides him with up to date information on corporate governance best practices and the tools necessary to bring his leadership to our board of directors. As a result of Mr. Klatell’s significant involvement in director professionalism education, Mr. Klatell has been designated an NACD Governance Fellow by the National Association of Corporate Directors. Further, Mr. Klatell’s deep knowledge of the electronics industry and direct experience in the communications industry allows him to contribute a broad perspective to discussions about our future activities and our place in the current competitive landscape.

Kenton K. Alder has served as our Chief Executive Officer and a director since March 1999. Mr. Alder also served as our President from March 1999 to January 2013. From January 1997 to July 1998, Mr. Alder served as Vice President of Tyco Printed Circuit Group, Inc., a printed circuit board (PCB) manufacturer. Prior to that time, Mr. Alder served as President and Chief Executive Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From January 1987 to November 1994, Mr. Alder served as President of Lundahl Astro Circuits Inc., a predecessor company to ElectroStar, Inc. Mr. Alder holds a Bachelor of Science degree in Finance and a Bachelor of Science degree in Accounting from Utah State University.

Mr. Alder is an employee director. Mr. Alder was nominated to the board of directors because of his role as our chief executive officer, which enables him to provide the board with insight based on his day-to-day interactions with our company, and because of his extensive operational expertise. As a management representative on our board of directors, he provides an insider’s perspective in board discussions about the business and strategic direction of our company and has experience in all aspects of our global business.

Tang Chung Yen, Tom has served as our Managing Director — Asia Pacific Region and as a director of our company since April 2010. Prior to that, he was the Executive Chairman and Group Managing Director of Meadville Holdings Limited (Meadville), the business of which he joined in 1991. Mr. Tang was also the Chairman of Meadville’s Executive Committee and was responsible for the leadership of Meadville’s board of directors. Mr. Tang was also a director of certain of Meadville’s subsidiaries. Mr. Tang has served as the honorary chairman and honorary founding chairman of Hong Kong Printed Circuit Association Limited since 2005 and 2009, respectively, and is the honorary chairman of The Hong Kong Exporters’ Association since 2012. Mr. Tang is the chairman of The Hong Kong Standards and Testing Centre Limited and The Hong Kong Safety Institute Limited, a council member of Hong Kong Trade Development Council, and a vice chairman of HK Wuxi Trade Association Limited. Since 2008, Mr. Tang has been a member of Shanghai & Wuxi Committee of The Chinese People’s Political Consultative Conference. Mr. Tang holds a degree of Master of Business Administration from New York University.

Mr. Tang is an employee director of our company. Mr. Tang was proposed as a nominee for our board of directors by the principal shareholders of Meadville in accordance with the stock purchase agreement and the shareholders agreement (as amended) entered into in connection with our acquisition of the PCB operations of Meadville. Our board of directors accepted Mr. Tang as a nominee given his extensive experience with PCB operations in Asia and his business acumen, as evidenced by his senior executive role with Meadville. Mr. Tang is an officer of our company and provides an insider’s perspective to our Asian operations.

James K. Bass has served as a director of our company since September 2000. Since May 2010, Mr. Bass has served as a director of Tigrent Inc. (OTCBB: TIGE) and as a member of its audit and governance and nominating committees. Since October 2010, Mr. Bass has served as a director of Mercury Computer Systems, Inc. (NASDAQ: MRCY) and as a member of its audit committee. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. Mr. Bass served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001.

From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Mr. Bass holds a B.S.M.E. degree from Ohio State University.

Our board of directors has determined that Mr. Bass is an independent director. Electronic manufacturing service providers represent an important part of our customer base. Mr. Bass was nominated to the board of directors because of his extensive experience in the electronic manufacturing industry and the technology marketplace, his executive and operational experience as the chief executive officer of a public company, and his broad experience with accounting and audit matters for publicly traded companies.

Thomas T. Edman has served as a director of our company since September 2004, and as President of our company since January 2013. From early 2011 to December 2012, Mr. Edman served as Group Vice President and General Manager of the AKT Display Business Group, which is a division of Applied Materials Inc., a publicly held provider of nanomanufacturing technology solutions. From 2006 to 2011, Mr. Edman served as Corporate Vice President of Corporate Business Development of Applied Materials, Inc. Prior to that, Mr. Edman served as President and Chief Executive Officer of Applied Films Corporation from May 1998 until Applied Materials, Inc. acquired Applied Films Corporation in July 2006. From June 1996 until May 1998, Mr. Edman served as Chief Operating Officer and Executive Vice President of Applied Films Corporation. From 1993 until joining Applied Films, Mr. Edman served as General Manager of the High Performance Materials Division of Marubeni Specialty Chemicals, Inc., a subsidiary of a major Japanese trading corporation. Mr. Edman holds a Bachelor of Arts degree in East Asian studies (Japan) from Yale University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.

Mr. Edman is an employee director. Mr. Edman was nominated to the board of directors because of his proven business acumen and experience in the technology industry, having served in numerous senior executive roles with sizeable technology companies, including as the chief executive officer of a public company. Mr. Edman also has extensive experience in Asia and with compensation-related matters, which have proven valuable to our board of directors.

Philip G. Franklin has served as a director of our company since November 2010. Since 1998, Mr. Franklin has served in various capacities with Littelfuse, Inc. (NASDAQ: LFUS), a designer, manufacturer, and seller of circuit protection devices for use in electronics, automotive and electrical markets, and currently serves as Vice President, Operations Support, Chief Financial Officer and Treasurer. Prior to joining Littelfuse, Inc., Mr. Franklin was Vice President and Chief Financial Officer for OmniQuip International, a construction equipment manufacturer, which he helped take public. Prior to that, Mr. Franklin served as Chief Financial Officer of Monarch Marking Systems and Hill Refrigeration. Mr. Franklin holds a Bachelor’s degree in Economics from Dartmouth College and a Master’s degree in Business Administration from the Amos Tuck School at Dartmouth College.

Our board of directors has determined that Mr. Franklin is an independent director and an “audit committee financial expert” as described in applicable SEC rules. Mr. Franklin was nominated to the board of directors because of his financial and accounting expertise, including a deep understanding of accounting principles, financial reporting rules and regulations, and knowledge of audit procedures.

Jacques S. Gansler has served as a director of our company since July 2010. Since January 2001, Dr. Gansler has been a professor at the University of Maryland, where he leads the school’s Center of Public Policy and Private Enterprise. From November 1997 to January 2001, Dr. Gansler served as the U.S. Under Secretary of Defense for Acquisition, Technology, and Logistics. Prior to that, Dr. Gansler served as Executive Vice President and Corporate Director of TASC, Inc., an applied information technology company. Mr. Gansler has served as a director of iRobot Corporation since July 2004 and as a director of TASC, Inc. since February 2012. Mr. Gansler served as a director of Global Defense Technology & Systems, Inc. from March 2007 until it was sold in April 2011. Dr. Gansler holds a Bachelor of Engineering degree from Yale University, a Master of Engineering degree from Northeastern University, a Master of Arts degree from the New School for Social Research, and a Doctor of Philosophy degree from American University.

Our board of directors has determined that Dr. Gansler is an independent director. Dr. Gansler was nominated to the board of directors because of his prior experience with the U.S. government, national security qualifications in the technology sector, and reputation as a distinguished academic leader in government policy.

Ronald W. Iverson has served as a director of our company since July 2010. Mr. Iverson is presently retired. From January 2007 to July 2012, Mr. Iverson served as Chief Executive Officer of LGS Innovations, a wholly-owned subsidiary of Alcatel-Lucent (EURONEXT PARIS: ALU). From June 2006 to December 2006, Mr. Iverson served as Vice President, Bell Labs for Special Projects. From July 2003 to June 2006, Mr. Iverson served as an Executive Account Manager for Air Force and Joint Systems with Northrop Grumman. Prior to that, Mr. Iverson served in the Senior Executive Service within the Department of Defense as the Deputy Director for Industrial Security. Mr. Iverson spent 32 years with the United States Air Force, retiring as a Lieutenant General in 1997. Mr. Iverson holds a Bachelor of Science degree in Agricultural Economics from the University of Idaho, is a graduate of the United States Air Force Fighter Weapons School, a graduate of the National War College, and a graduate of the Kennedy School of Government at Harvard University.

Our board of directors has determined that Mr. Iverson is an independent director. Mr. Iverson was nominated to the board of directors because of his extensive experience in the aerospace/defense industry, his prior service with the U.S. Department of Defense and intimate knowledge of government security matters, and his prior senior role with the U.S. military.

John G. Mayer has served as a director of our company since September 2000. Mr. Mayer is presently retired. From January 1997 to November 1999, Mr. Mayer served as Vice President of Tyco Printed Circuit Group, Inc., a PCB manufacturer. Mr. Mayer served as Chief Operating Officer of ElectroStar, Inc., previously a publicly held PCB manufacturing company, from December 1994 to December 1996. From April 1986 to November 1994, Mr. Mayer served as President of Electro-Etch Circuits, Inc., a predecessor company to ElectroStar, Inc. Mr. Mayer holds a Bachelor of Arts degree in History, the Arts and Letters from Yale University and a Juris Doctor from UCLA School of Law.

Our board of directors has determined that Mr. Mayer is an independent director. Mr. Mayer was nominated to the board of directors because of his extensive experience in the PCB business and his demonstrated depth of business experience in our company’s industry.

Dov S. Zakheim has served as a director of our company since July 2010. Dr. Zakheim is currently a Senior Fellow at CNA: Analysis & Solutions, a federally funded think-tank, and a Senior Advisor at the Center for Strategic and International Studies. From May 2004 to July 2010, Dr. Zakheim served as Vice President and subsequently as Senior Vice President of Booz Allen Hamilton, a global strategy and technology consulting firm, where he was a leader in the firm’s global defense practice. From May 2001 to April 2004, Dr. Zakheim was Under Secretary of Defense (Comptroller) and Chief Financial Officer for the U.S. Department of Defense. From October 2002 to April 2004, Dr. Zakheim served as the U.S. Department of Defense’s coordinator of civilian programs in Afghanistan. Dr. Zakheim holds a Bachelor of Arts degree from Columbia College at Columbia University, was a General Course student at the London School of Economics, and holds a Doctor of Philosophy from St. Antony’s College at the University of Oxford.

Our board of directors has determined that Dr. Zakheim is an independent director. Dr. Zakheim was nominated to the board of directors because of his substantial financial and accounting experience acquired in the course of acting as Chief Financial Officer for the U.S. Department of Defense, his expertise and leadership skills in global defense, and his national security qualifications.

There are no family relationships among any of our directors, director nominees, or executive officers.

Information Relating to Corporate Governance and the Board of Directors

Our board of directors has determined, after considering all the relevant facts and circumstances, that Messrs. Bass, Franklin, Gansler, Iverson, Klatell, Mayer, and Zakheim are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market (referred to as Nasdaq) and by the Securities and Exchange Commission (referred to as the SEC). Accordingly, a majority of the members of our board of directors is independent. Messrs. Alder and Edman are not considered to be independent directors as a result of their positions as executive officers of our company. Mr. Tang is not considered an independent director as a result of his former position as an executive with Meadville and certain of its subsidiaries, and as an officer of our company.

Our bylaws authorize our board of directors to appoint among its members one or more committees, each consisting of one or more directors. Our board of directors has established four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a government security committee. Each of our committees, with the exception of the government security committee (of which Messrs. Alder and Edman are also members), is comprised entirely of independent directors, as “independence” is defined by the listing standards of Nasdaq and by the SEC. Our board of directors holds executive sessions following all in-person board meetings at which the independent directors meet without the presence or participation of management.

Our board of directors has adopted charters for the audit, compensation, and nominating and corporate governance committees describing the authority and responsibilities delegated to the committee by the board of directors. Our board of directors has also adopted corporate governance guidelines, a whistle blower policy, and a code of ethics for our chief executive officer and senior financial officers. We post on our website, at www.ttmtech.com, the charters of our audit, compensation, and nominating and corporate governance committees; our corporate governance guidelines; our whistle blower policy; our code of ethics for our chief executive officer and senior financial officers, and any amendments or waivers thereto. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

Interested parties may communicate with our board of directors or specific members of our board of directors, including the members of our various board committees, by submitting a letter addressed to the board of directors of TTM Technologies, Inc., c/o any specified individual director or directors, at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. We will forward any such letters to the indicated directors.

Meetings of the Board of Directors

Our board of directors held six meetings during 2012. All of our directors attended more than 75% of the aggregate of (i) the total number of meetings of the board of directors held during 2012, and (ii) the total number of meetings held by all committees of our board of directors on which such person served during 2012. We have adopted a policy encouraging each of our directors to attend each annual meeting of stockholders and, to the extent reasonably practicable, we regularly schedule a meeting of the board of directors on the same day as the annual meeting of stockholders. All of our directors attended the 2012 annual meeting of shareholders.

Committees of the Board of Directors

Audit Committee. Our audit committee reviews and monitors our corporate financial reporting and our external audit, including, among other things, our internal control functions, the results and scope of the annual audit, and other services provided by our independent registered public accounting firm and our compliance with legal requirements that have a significant impact on our financial reports. Our audit committee also consults with our management and our independent registered public accounting firm regarding the preparation of financial statements and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, our audit committee has the responsibility to consider and recommend the appointment of, and to pre-approve services provided by, and fee arrangements with, our independent registered public accounting firm. The current members of our audit committee are Messrs. Franklin (chairman), Bass, and Zakheim, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. The board of directors has determined that Mr. Franklin qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Our audit committee held five meetings during 2012.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee oversees the selection and composition of our board of directors and oversees the management continuity planning processes. It establishes, monitors, and recommends the purpose, structure, and operations of the various committees of our board of directors, the criteria and qualifications for membership of each board committee, and recommends whether rotations or term limits are appropriate for the chair or committee members of the various committees. In addition, the nominating and corporate governance committee recommends individuals to stand for election as directors and recommends directors to serve on each committee as a member or as chair of the committee. The nominating and corporate governance committee reviews director compensation and recommends changes in director compensation to our board of directors. The nominating and corporate governance committee reviews and makes recommendations regarding our governing documents (including our certificate of incorporation and bylaws) and our corporate governance principles. The nominating and corporate governance committee is also responsible for considering policies relating to the meetings of our board of directors, and considers questions of independence and possible conflicts of interest of members of our board of directors and executive officers. Finally, the nominating and corporate governance committee oversees the evaluation of our board of directors and management.

The nominating and corporate governance committee will consider persons recommended by stockholders for inclusion as nominees for election to our board of directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our company’s secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. A stockholder who intends to recommend a nominee to our board of directors must provide (a) all information relating to the individual subject to the nomination that is required to be disclosed in opposition proxy statements for election of directors filed by stockholders, at their own expense, in a contested election, or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), and (b) the individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected. The stockholder making the nomination must also provide the information required by our bylaws relating to such stockholder, including information pertaining to ownership of our capital stock, and must make certain representations relating to voting intent and delivery of proxies. The stockholder’s nominee must also deliver to our secretary a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made. The questionnaire is available from our secretary upon written request and upon the requesting person’s providing certain written representations required by our bylaws.

The nominating and corporate governance committee identifies and evaluates nominees for our board of directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our board of directors. The nominating and corporate governance committee evaluates nominees for director in the same manner, regardless of whether the nominee is recommended by a stockholder or other person or entity.

In making its selection of director candidates, our nominating and corporate governance committee bears in mind that the foremost responsibility of a director is to represent the interests of our stockholders as a whole. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In consideration of these expectations, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our company business. The activities and associations of candidates are reviewed for any legal impediment, conflict of interest, or other consideration that might prevent service on our board of directors.

The charter of our nominating and corporate governance committee provides that the value of diversity on our board of directors should be considered, and the nominating and corporate governance committee includes diversity as one of its criteria for board composition. While we do not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, our objective is to foster diversity of thought on our board of directors. To accomplish that objective, the nominating and corporate governance committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, national security qualifications, skill and other qualities in the context of the needs of our board of directors. The nominating and corporate governance committee evaluates its effectiveness in achieving diversity on the board of directors through its annual review of board member composition, which includes an assessment of directors’ ethnicity, gender, and industry experience, prior to recommending nominees for election.

The current members of our nominating and corporate governance committee are Messrs. Klatell (chairman), Gansler and Mayer, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. The nominating and corporate governance committee held five meetings during 2012.

Compensation Committee. Our compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The compensation committee reviews and determines, or recommends to our board of directors, the compensation of our chief executive officer and all other individuals designated by our board of directors as executive officers of our company. In addition, our compensation committee reviews and approves our corporate goals and objectives relevant to the compensation for our chief executive officer and other executive officers, including annual performance objectives, and evaluates the performance of our chief executive officer and other executive officers in light of these goals and objectives. The compensation committee reviews and makes recommendations to our board of directors with respect to, or approves, our incentive compensation plans and equity-based plans, and activities relating to those plans. The compensation committee also establishes and periodically reviews policies in the area of perquisites for executive officers. The compensation committee may, from time to time, delegate any or all of its responsibilities to a subcommittee.

In discharging its responsibilities, our compensation committee is empowered to investigate any matter of concern that it deems appropriate and has the sole authority, without seeking approval from the entire board of directors, to retain outside consultants for this purpose, including the authority to approve any terms of retention. Additional information regarding the role of compensation consultants and executive officers in assisting our compensation committee in determining the amount or form of executive compensation may be found in “Compensation Discussion and Analysis” below. The current members of our compensation committee are Messrs. Iverson (chairman), Bass and Klatell, each of whom is an independent director under Nasdaq listing standards as well as under SEC rules. Mr. Edman served as chairman of our compensation committee during 2012 until he stepped down from the compensation committee on December 6, 2012. Mr. Bass was appointed to the compensation committee on December 6, 2012, and on that same day Mr. Iverson was appointed as chairman of the compensation committee. The compensation committee held eight meetings during 2012.

Government Security Committee. As previously disclosed in our filings with the SEC, a portion of our business consists of manufacturing defense and defense-related items for various departments and agencies of the U.S. government, including the U.S. Department of Defense, which requires that we maintain facility security clearances under the National Industrial Security Program (referred to as NISP). The NISP requires that a corporation maintaining a facility security clearance take steps to mitigate foreign ownership, control, or influence (referred to as FOCI). As we have also previously reported, we are party to a special security agreement with the U.S. government. That special security agreement, among other things, requires that our board of directors appoint a government security committee comprised of outside directors and directors who are officers of our company, each of whom must be a U.S. resident citizen with a security clearance. The government security committee is responsible for ensuring that we maintain appropriate policies and procedures to safeguard the classified and export-controlled information in our possession, and to ensure that we comply with applicable laws and agreements. The current members of our government security committee are Messrs. Iverson (chairman), Alder, Bass, Edman, Franklin, Gansler, Klatell, Mayer, and Zakheim. The government security committee held five meetings during 2012.

Board Leadership Structure

We believe it is our chief executive officer’s responsibility to manage our company’s operations and the chairman’s responsibility to lead our board of directors. Given the significant responsibilities with which our chairman is tasked and his active role in our governance, we believe it is beneficial to have an independent chairman whose sole job is leading the board of directors. To this end, our corporate governance guidelines provide that our chief executive officer may not be our chairman, and that our chairman will be selected from our independent directors. In making its decision to separate the chief executive officer and chairman roles, our board of directors considered the time that Mr. Alder is required to devote to the chief executive officer position in the current economic environment, particularly given the demands imposed on our global company. By segregating the role of the chairman, we reduce any duplication of effort between the chief executive officer and the chairman. We believe this provides strong leadership for our board of directors, while also positioning our chief executive officer as the leader of the company in the eyes of our customers, employees, and other stakeholders. By having another director serve as chairman of the board, Mr. Alder is better able to focus his attention on running our company. Our board of directors believes that Mr. Klatell is the most appropriate individual to serve as chairman because of his deep knowledge of our business and strategy, his experience with corporate governance matters, and his demonstrated skill and commitment to performing effectively as chairman of our board of directors.

Our board of directors has seven independent members and three non-independent members, including our chief executive officer, our president and Mr. Tang. A number of our independent board members are currently serving or have served as members of senior management of other public companies or governmental agencies and have served as directors of other public companies. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the board of directors by a non-executive chairman, benefits our company and our stockholders.

The special security agreement to which we are a party establishes certain criteria for the qualifications of our directors and the composition of our board of directors, and also requires that a certain number of directors have strong national security qualifications, no prior relationship with certain “affiliates” described in the special security agreement, and be U.S. citizens holding or eligible to hold personnel security clearances. Our board of directors meets the composition criteria set forth in the special security agreement, and any future replacement directors and director nominees will be required to meet such criteria.

We believe that we have a strong corporate governance structure that ensures independent discussion, evaluation of, and communication with and access to, senior management. With the exception of our government security committee, of which Messrs. Alder and Edman are members, all of our board committees are composed solely of independent directors, which provides independent oversight of management. Also, our corporate governance guidelines provide that our independent directors will meet in executive session not less frequently than quarterly.

Risk Management and Oversight Process

While our management is primarily responsible for managing risk, our board of directors and each of its committees plays a role in overseeing our risk management practices. Our full board of directors is ultimately responsible for risk oversight, and it discharges this responsibility by, among other things, receiving regular reports from our management concerning our business and the material risks that our company faces. Our board of directors annually reviews key enterprise risks identified by management, such as financial, reputational, safety and security, and compliance risks, and monitors key risks through reports and discussions regarding key risk areas at meetings of our board of directors and in committee meetings. Our board of directors also focuses on specific strategic and emerging risks in periodic strategy reviews. Our board of directors annually reviews and approves our corporate strategy and goals and our capital budgets, and in connection with that review considers risks associated with our company.

Our board of directors allocates responsibility for overseeing risk management for our company among the full board and each of its committees. Specifically, the full board oversees significant risks primarily relating to operations, strategy, and finance. In addition, each of our committees considers risks within its area of responsibilities, as follows:

•

Our audit committee is primarily responsible for overseeing matters involving major financial risk exposures and actions management is taking to monitor such risk exposures. This includes risks relating to financial reporting and internal controls; litigation; environmental, health, and safety matters; tax matters; liability insurance programs; and compliance with legal and regulatory requirements and our code of ethics. In addition, the audit committee reviews our quarterly and annual financial reports, including any disclosure in those reports of risk factors affecting our company and business.

•

Our compensation committee is primarily responsible for overseeing risks that may be implicated by our executive compensation programs and risks relating to the administration of those programs. In setting compensation, the compensation committee strives to create incentives that encourage appropriate risk taking behavior consistent with our business strategy. In making compensation determinations, the compensation committee considers the overall mix of compensation for employees as well as the various risk control and mitigation features of our compensation plans, including appropriate performance measures and targets and incentive plan payout maximums. To assist in satisfying these oversight responsibilities, the compensation committee retains an outside compensation consultant and meets regularly with management to understand the financial, human resources, and stockholder implications of compensation decisions being made. Additional information on risk management considerations of our compensation committee are discussed in this proxy statement under “Compensation Discussion and Analysis—Risk Management Considerations.”

•

Our nominating and corporate governance committee is primarily responsible for risks that may be mitigated by the continued effective functioning of our board of directors and our corporate governance practices. Under its charter, the nominating and corporate governance committee is responsible for, among other things, developing and recommending to our board of directors a set of effective corporate governance principles designed to assure compliance with applicable standards.

•

Our government security committee is primarily responsible for ensuring compliance with the policies and procedures mandated by the U.S. government with respect to classified and export-controlled information in our possession, and ensuring the mitigation of FOCI.

Through the activities of our audit, compensation, nominating and corporate governance, and government security committees, as well as the full board of directors’ interactions with management concerning our business and the material risks that may impact our company, the board of directors is able to monitor our risk management process and offer critical insights to our management.

Related Party Transaction Policies and Procedures

It is the responsibility of our full board of directors and our audit committee to review and approve related party transactions. It is our management’s responsibility to bring such related party transactions to the attention of our board of directors and members of our audit committee. From time to time our nominating and corporate governance committee, in accordance with its charter, will also review potential conflict of interest transactions involving members of our board of directors and our executive officers.

In accordance with our corporate governance guidelines, any monetary engagement (other than director or employee compensation or transactions which would not require disclosure under Item 404 of Regulation S-K) (a) between a director (including any entity of which the director is a director or executive officer and any member of a director’s family as defined in Nasdaq rules) and our company or any of its affiliates or members of senior management or their families, and (b) between executive officers of our company (as designated by our board of directors) and our company or any of its affiliates, is subject to the approval of our audit committee or our independent directors. Each of our directors and executive officers must notify our board of directors in advance of entering into any such transaction.

Our corporate governance guidelines task our board of directors, in consultation with our nominating and corporate governance committee, with reviewing annually the relationships that each director has with us, directly or indirectly. Further, our nominating and corporate governance committee is tasked with periodically reviewing the compensation arrangements and other business relationships between our directors and our company, including charitable and political contributions, in order to monitor the independence of our directors. Our corporate governance guidelines also provide that if an actual or potential conflict of interest develops, a director should report the matter immediately to the full board of directors and our audit committee for evaluation and appropriate resolution. If a director has a personal interest in a matter before our board of directors, the director must disclose the interest to the full board of directors and our audit committee, must recuse himself or herself from participation in the related discussion, and must abstain from voting on the matter.

DIRECTOR COMPENSATION

Our non-employee directors receive the following compensation: an annual cash retainer of $53,000, an annual cash retainer of $4,000 for each board committee of which such director is a member (except for the government security committee), and reimbursement of expenses relating to attendance at board and board committee meetings. In addition, the chairman of the board receives an annual cash retainer of $55,000, and the chairmen of our various board committees receive annual cash retainers as follows: $13,000 to our audit committee chairman, $11,500 to our compensation committee chairman, $10,000 to our government security committee chairman, and $8,000 to our nominating and corporate governance committee chairman.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. At each annual meeting of stockholders, each non-employee director receives restricted stock units (referred to as RSUs) having a value on the award date of $77,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The RSUs awarded to the non-employee directors vest in full on the first anniversary of the grant date and delivery of the shares of common stock underlying the RSUs is deferred until retirement from the board of directors (or until one year after retirement in the case of certain prior grants).

Our board of directors recognizes that stock ownership by directors may strengthen their commitment to the long-term future of our company and further align their interests with those of our stockholders. Accordingly, our corporate governance guidelines provide that our independent directors are ordinarily expected over time to beneficially own shares of our common stock (including shares owned outright, unvested shares, restricted stock units, and stock options) having a value of at least three times their annual retainer.

Neither Mr. Alder nor Mr. Tang is separately compensated for his service as a director. Mr. Alder’s compensation as our chief executive officer is described below under “Compensation Discussion and Analysis” and “Executive Compensation.” Mr. Tang received total 2012 compensation of $762,186 for his service as Managing Director—Asia Pacific Region, which total compensation consisted of the following: (i) base salary of $626,454, (ii) a guaranteed bonus of $104,409 paid in January 2013 in recognition of the Chinese New Year, and (iii) $31,323 of contributions made by us on Mr. Tang’s behalf to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong. The amounts paid to Mr. Tang were paid in Hong Kong Dollars (HKD) and converted to U.S. Dollars using an exchange rate of 0.12890 HKD per U.S. Dollar. Beginning with his appointment as our President on January 7, 2013, Mr. Edman will no longer be compensated for his service as a director.

Our directors are eligible to participate in our Executive and Director Deferred Compensation Plan. For a discussion of the Executive and Director Deferred Compensation Plan, see “Pension and Nonqualified Deferred Compensation” below. None of our directors participated in the Executive and Director Deferred Compensation Plan in 2012.

Director Summary Compensation Table for Fiscal Year 2012

The following table sets forth the compensation earned by our non-employee directors in respect of their services as such during 2012.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Total
Robert E. Klatell	$120,750	$71,621	$192,371
James K. Bass	$56,250	$71,621	$127,871
Thomas T. Edman	$67,000	$71,621	$138,621
Philip G. Franklin	$69,250	$71,621	$140,871
Jacques S. Gansler	$56,250	$71,621	$127,871
Ronald W. Iverson	$66,250	$71,621	$137,871
John G. Mayer	$56,250	$71,621	$127,871
Dov S. Zakheim	$56,250	$71,621	$127,871

(1)	Amounts include fees payable for service as a director, committee membership, or committee chair as described in the narrative accompanying this table.
(2)	Amounts shown reflect the fair value of RSUs at the date of grant. The value is calculated in accordance with ASC Topic 718, Compensation – Stock Compensation. The fair value of an RSU is based on the closing market price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 15 to our 2012 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth for non-employee directors: (i) the aggregate number of RSUs and option awards outstanding as of December 31, 2012, and (ii) the number of RSUs and option awards that were not vested as of December 31, 2012.

Outstanding Equity Awards Held by Non-Employee Directors at Fiscal 2012 Year End

Name	RSUs Outstanding at Fiscal Year End	Options Outstanding at Fiscal Year End	Number of RSUs that Have Not Vested(1)	Number of Options that Have Not Vested(2)
Robert E. Klatell	35,261	28,000	6,725	—
James K. Bass	35,261	16,000	6,725	—
Thomas T. Edman	35,261	28,000	6,725	—
Philip G. Franklin	15,035	20,000	6,725	10,000
Jacques S. Gansler	18,826	20,000	6,725	10,000
Ronald W. Iverson	18,826	20,000	6,725	10,000
John G. Mayer	35,261	16,000	6,725	—
Dov S. Zakheim	18,826	20,000	6,725	10,000

(1)	Such RSUs vest on April 26, 2013.
(2)	One-half of Mr. Franklin’s options vest on each of November 11, 2013 and 2014. One-half of each of the other directors’ options vest on each of July 8, 2013 and 2014.

Payments to Compensation Consultant and its Affiliates

In October 2011, our compensation committee engaged Mercer (USA) Inc. (referred to as Mercer) to provide the compensation committee with an executive compensation assessment and a PRU performance update for 2012, and to provide our nominating and corporate governance committee with a presentation regarding director compensation trends. During 2012, for such services, we paid $25,545 to Mercer.

During 2012, we paid $122,500 to Marsh Risk & Insurance Services, who we consider an affiliate of Mercer, in connection with its rendering of insurance brokerage and risk management consulting services to our company. While the compensation committee approved the retention of Mercer as a compensation consultant, Marsh Risk & Insurance Services was retained directly by our management.

In October 2012, our compensation committee engaged Aon Hewitt to provide the compensation committee with an executive compensation assessment, to provide our nominating and corporate governance committee with a presentation regarding director compensation trends, and to review and provide certain recommendations with respect to our Compensation Discussion and Analysis included in this proxy statement. During 2012, we incurred $55,000 for such services rendered by Aon Hewitt. In addition, during 2012, we paid Aon Hewitt $35,450 for services rendered in connection with the establishment and administration of our deferred compensation plan and $15,500 for compensation survey data provided by Aon Hewitt.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of each class of common stock beneficially owned as of February 15, 2013, by (a) each of our directors and named executive officers; (b) all of our directors and executive officers as a group; and (c) each person known by us to own beneficially more than five percent of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner(1)	Number	Percent(2)
Directors and Named Executive Officers:
Kenton K. Alder(3)	698,032	*
Chung Tai Keung, Canice(4)	559,298	*
Douglas L. Soder(5)	102,526	*
Shane S. Whiteside(6)	128,416	*
Steven W. Richards(7)	240,899	*
James K. Bass(8)	16,000	*
Thomas T. Edman(8)	28,000	*
Philip G. Franklin(9)	10,000	*
Jacques S. Gansler(10)	10,000	*
Ronald W. Iverson(10)	10,000	*
Robert E. Klatell(11)	30,500	*
John G. Mayer(12)	20,000	*
Tang Chung Yen, Tom	—	*
Dov S. Zakheim(10)	10,000	*
All directors and executive officers as a group (14 persons)	1,863,671	2.2%
5% Stockholders:
Su Sih (BVI) Limited(13)	27,561,874	33.6%
AllianceBernstein L.P.(14)	4,806,575	5.9%
Royce & Associates LLC(15)	4,102,935	5.0%

*	Represents less than 1% of our outstanding common stock.
(1)	Except as otherwise indicated, the address of each person listed on the table is 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.
(2)

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares of common stock subject to options, RSUs, performance-based restricted stock units

(PRUs), and warrants held by that person that are currently exercisable or will become exercisable or releasable within 60 days after February 15, 2013, but we have not included those shares for purposes of computing percentage ownership of any other person. We have assumed unless otherwise indicated that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is based on 81,936,905 shares of our common stock outstanding as of February 15, 2013.
(3)	Includes 548,955 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013 and upon the delivery of shares underlying RSUs and PRUs deliverable within 60 days after February 15, 2013.
(4)	Includes 25,489 shares issuable upon the delivery of shares underlying RSUs deliverable within 60 days after February 15, 2013.
(5)	Includes 86,148 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013 and upon the delivery of shares underlying RSUs and PRUs deliverable within 60 days after February 15, 2013.
(6)	Includes 82,981 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013 and upon the delivery of shares underlying RSUs and PRUs deliverable within 60 days after February 15, 2013.
(7)	Includes 191,066 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013 and upon the delivery of shares underlying RSUs and PRUs deliverable within 60 days after February 15, 2013.
(8)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013. Does not include 28,536 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 12,101 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.
(9)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013. Does not include 8,310 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(10)	Represents shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013. Does not include 12,101 shares issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(11)	Includes 28,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013. Does not include 28,536 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 12,101 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.
(12)	Includes 16,000 shares issuable upon the exercise of stock options that are currently vested or will become vested within 60 days after February 15, 2013. Does not include 28,536 shares issuable upon delivery of shares underlying vested RSUs. The delivery of 12,101 shares is deferred until retirement, and the delivery of 16,435 shares is deferred until one year after retirement from our board of directors.
(13)	Represents shares of our common stock held by Su Sih (BVI) Limited, a company organized under the laws of the British Virgin Islands, referred to as Su Sih. Su Sih is a holding company wholly owned by Mr. Tang Hsiang Chien, a citizen of Hong Kong Special Administrative Region of People’s Republic of China. Mr. Tang and Su Sih each have sole voting and dispositive power over such shares. Such information is as reported on Schedule 13G/A filed by Mr. Tang and Su Sih with the SEC on May 27, 2010. The address of Su Sih is Room 2407, ING Tower, 308 Des Voeux Road, Central, Hong Kong.
(14)	Represents shares of our common stock held by AllianceBernstein L.P. and certain of its affiliates, referred to as AllianceBernstein. AllianceBernstein has sole voting power over 4,013,795 shares and sole dispositive power over 4,806,575 shares. Such information is as reported on Schedule 13G/A filed by AllianceBernstein with the SEC on February 12, 2013. The address for AllianceBernstein is 1345 Avenue of the Americas, New York, New York 10105.
(15)	Represents shares of our common stock held by Royce & Associates, LLC and certain of its affiliates, referred to as Royce. Royce has sole voting power and dispositive power over such shares. Such information is as reported on Schedule 13G/A filed by Royce with the SEC on January 22, 2013. The address for Royce is 745 Fifth Avenue, New York, New York 10151.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms that we received during the year ended December 31, 2012, and written representations that no other reports were required, we believe that each person who at any time during such year was a director, officer, or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during the year ended December 31, 2012.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and positions of our executive officers currently serving are provided below. Biographical information regarding these officers is set forth under the following table, except for Messrs. Alder and Edman, whose biographies are set forth above with our other directors.

Name	Age	Position(s) Held With the Company
Kenton K. Alder	63	Chief Executive Officer and Director
Thomas T. Edman	50	President and Director
Chung Tai Keung, Canice	57	Executive Vice President and President, Asia Pacific Business Unit
Douglas L. Soder	51	Executive Vice President and President, North America Business Unit
Shane S. Whiteside	47	Executive Vice President and Chief Operating Officer
Todd B. Schull	54	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Mr. Chung Tai Keung, Canice has served as our Executive Vice President and President, Asia Pacific Business Unit since April 2012, and prior to that served as Chief Executive Officer of our Asia Pacific operating segment since April 8, 2010. Prior to joining our company, Mr. Chung served as Deputy Managing Director of Meadville Group since 2005. Prior to joining the Meadville Group, Mr. Chung was an executive director of Elec & Eltek International Holdings Limited (formerly listed on The Stock Exchange of Hong Kong Limited) from August 1993 to March 2005 and Elec & Eltek International Company Limited (a company listed on the Singapore Exchange Securities Trading Limited) from April 1994 to March 2005. Mr. Chung had been Chief Executive Officer of Elec & Eltek Group’s PCB business and held various management positions at Fairchild Semiconductors (HK) Limited, China Cement Company (Hong Kong) Limited, the Astec Group and Chen Hsong Machinery Co, Limited. Mr. Chung graduated from the Hong Kong Polytechnic University in 1979 in Accountancy. Mr. Chung is currently the chairman of the Hong Kong Printed Circuit Association Limited.

Douglas L. Soder has served as an Executive Vice President and President, North America Business Unit since April 2012, and prior to that as our Executive Vice President since November 2006. Prior to joining our company, Mr. Soder held the position of Executive Vice President for Tyco Electronics from January 2001 until our acquisition of that company in October 2006. During an almost 24-year career at Tyco Electronics, Mr. Soder served in a variety of sales, sales management, and operations management positions at its AMP Incorporated and Tyco Printed Circuit Group (PCG) subsidiaries. From November 1996 to January 2001, Mr. Soder was Vice President of Sales and Marketing for PCG. Mr. Soder holds a Bachelor of Arts degree in Political Science from Dickinson College.

Shane S. Whiteside has served as our Executive Vice President since November 2006 and as our Chief Operating Officer since December 2002. From January 2001 to November 2002, Mr. Whiteside was the Vice President of Operations — Santa Ana Division and our Director of Operations — Santa Ana Division from July 1999 to December 2000. From March 1998 to June 1999, Mr. Whiteside was our Director of Operations of Power Circuits. Mr. Whiteside holds a Bachelor of Arts degree in Economics from the University of California at Irvine.

Todd B. Schull became our Executive Vice President, Chief Financial Officer, Treasurer and Secretary in March 2013, having joined our company as an Executive Vice President in February 2013. Prior to joining us, Mr. Schull served as Senior Vice President of Finance and Corporate Controller of Sanmina Corporation. Prior to joining Sanmina, Mr. Schull was Corporate Controller of Ultratech from 2003 to 2005. Mr. Schull started his career with Deloitte LLP and then held leadership positions with Verbatim Corporation, Solectron Corporation, Tidal Software, Repeater Technologies, and VA Linux. Mr. Schull holds a Bachelor of Science degree in accounting from the University of Utah.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program, which is established by the compensation committee of our board of directors, is intended to attract, motivate, and retain executives and key employees and reward the creation of stockholder value. We seek to provide executive compensation packages that are competitive with comparable companies and reward the achievement of short-term and long-term performance goals.

Like most companies, we use a combination of fixed and variable compensation programs to reward and incentivize strong performance, as well as to align the interests of our executives with those of our stockholders. Our compensation philosophy generally targets total compensation at the 50th percentile of comparable companies. We believe that targeting compensation at or near the median of comparable companies will enable us to remain competitive in attracting and retaining qualified executive officers while avoiding paying amounts in excess of what we believe is necessary to attract and retain such executive officers. However, our compensation committee’s decisions on target compensation for specific individuals are also influenced by a variety of additional factors, including company and individual performance.

Each year our compensation committee, together with our senior management, establishes performance targets for short-term and long-term incentive plans that require the achievement of significant financial results. Each year our compensation committee determines compensation by assessing prior year performance against these established financial targets, as well as other factors such as the compensation paid by comparable companies, achievement of strategic objectives, improvements in market share and the professional development and potential of individual officers. Ultimately, the amount of compensation awarded to our executives is determined based on our performance and what our compensation committee believes is in the best interests of our stockholders.

We believe that our 2010 decision to replace stock options with performance-based restricted stock units (referred to as PRUs), together with our continuing use of an annual incentive bonus program that is based on various combinations of global operating income, business unit operating income and individual goals, shows that we have closely linked executive officer pay to performance. Our pay mix consists primarily of base salary, annual performance-based bonuses, time-based equity incentives, and performance-based equity incentives, and we have limited all other compensation to our executive officers. We have no guaranteed bonuses except for the customary two months’ base salary bonus paid in our Asia Pacific Region, no pension plans or other executive retirement plans except our 401(k) plan available to North America employees, no tax gross-up arrangements and, except for the housing allowance provided to our President, Asia Pacific Business Unit, no executive perquisites such as company-paid personal travel, financial planning assistance or car allowances.

Our executive officers discussed in this CD&A are:

•	Kenton K. Alder, Chief Executive Officer (“CEO”)

•	Chung Tai Keung, Canice, Executive Vice President and President, Asia Pacific Business Unit

•	Douglas L. Soder, Executive Vice President and President, North America Business Unit

•	Shane S. Whiteside, Executive Vice President and Chief Operating Officer

•	Steven W. Richards, former Executive Vice President, Chief Financial Officer, Treasurer and Secretary

As previously announced, Mr. Richards resigned as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary effective as of March 2, 2013. Effective March 2, 2013, Todd B. Schull was appointed as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Richards will fully resign from our company on March 29, 2013.

Executive Summary and Impact of 2011 Say-On-Pay Vote

At our 2011 annual meeting, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our executive officers described in our 2011 proxy statement. Approximately 98.7% of the votes cast on the matter were voted “For” such advisory “say-on-pay” approval, while approximately 1.3% were voted “Against.” In addition, at the Company’s 2011 annual meeting, a majority of our stockholders supported the Board’s recommendation to hold a vote on the Company’s executive compensation program every three years. As a result of the support received for its recommendation, the Board of Directors determined to hold a vote on executive compensation every three years.

As discussed more fully below, and in light of our focus on pay for performance and the extremely high support our say-on-pay proposal received in 2011, for 2012 and 2013 our compensation committee continued to:

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use both our peer group and certain composite global compensation survey data as the primary benchmarking tools for evaluating executive compensation, taking into account evolving global and business unit roles and responsibilities of our management team;

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tie a substantial portion of our annual cash incentive plan for our executive officers to our consolidated operating income to support collaboration within our senior management team and reward our executive officers for company-wide performance;

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use PRUs as an integral component of our long-term incentive program in order to strengthen pay-for-performance and directly incorporate revenue and earnings before interest, tax, depreciation and amortization expense (referred to as EBITDA) objectives;

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include in our PRU program the use of a modifier tied to our total stockholder return over a three-year period relative to, for 2012, S&P 600 companies, and for 2013, a group of peer companies selected by our compensation committee, thereby providing balance between retention and linkage to stockholder value creation;

•	provide that the mix of equity awards to our executive officers is weighted more toward performance than time-vest RSUs; and

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calculate the number of shares of our common stock subject to PRUs and RSUs by using the six-month trailing average closing sale price of our common stock as of the date of grant, thereby mitigating the effects of our stock price volatility.

An important principle driving our compensation programs is our belief that it benefits our stockholders for management’s compensation to be tied to our company’s current and long-term performance. As a result, at-risk pay is expected to continue to comprise a significant portion of our executive compensation, particularly for our most senior officers. As indicated above, approximately 98.7% of the votes cast on the 2011 advisory vote on execute compensation were in favor of our executive compensation as described in our 2011 proxy statement. Our board and compensation committee considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy were necessary based on the vote results.

Role of the Compensation Committee

General. Our compensation committee, which is currently comprised of three independent members of our board of directors, as discussed in greater detail under “Information Relating to Corporate Governance and the Board of Directors,” is responsible for, among other things:

•	the review and approval of our compensation philosophy;

•	the review of all executive compensation plans and structures, including that of our executive officers and other members of senior management;

•	the approval (or recommendation to our board of directors) of individual compensation for our executive officers and other members of senior management, including our chief executive officer;

•	the approval of annual and long-term incentive performance metrics as well as payouts thereunder; and

•	the review of other executive benefit plans, including perquisites.

Our compensation committee, in consultation with the outside executive compensation consultant retained by our compensation committee, also analyzes the reasonableness of our overall executive compensation package. Our compensation committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.ttmtech.com.

While our chief executive officer and other executive officers may attend meetings of the compensation committee or our board of directors from time to time, the ultimate decisions regarding executive officer compensation are made solely by the members of our compensation committee and, in the case of compensation decisions for our chief executive officer, the non-employee members of our board of directors. These decisions are based not only on our compensation committee’s deliberations, but also on input requested from outside advisors, including our compensation committee’s outside compensation consultant, with respect to, among other things, market data analyses. The final decisions relating to our chief executive officer’s compensation have historically been based on recommendations of our compensation committee and included discussions with and approval by all of our non-employee directors without the presence of management. Our compensation committee typically discusses proposals for our chief executive officer’s compensation package with him but always makes final decisions regarding his compensation when he is not present. Decisions regarding other executive officers have typically been made by our compensation committee after considering recommendations from our chief executive officer.

Compensation Consultant. Our compensation committee has historically engaged the services of an outside compensation consultant to provide advice in connection with making executive compensation determinations. The chairman of our compensation committee, in consultation with other committee members, defines the scope of any consultant’s engagement and related responsibilities. These responsibilities may include, among other things, advising on issues of executive compensation and equity compensation structure and assisting in the preparation of compensation disclosure for inclusion in our SEC filings. In fulfilling its responsibilities, the outside compensation consultant may interact with management or our other outside advisors to the extent necessary or appropriate.

For 2012, our compensation committee continued its engagement with Mercer, our then compensation consultant, to provide that committee with an executive compensation assessment and to provide our nominating and corporate governance committee with a director compensation assessment. Although affiliates of Mercer have provided certain services to our company as described above under “Payments to Affiliates of Compensation Consultant,” Mercer has not been retained to perform any other consulting or advisory services for our management team.

The compensation committee’s outside compensation consultant provides analyses and recommendations that inform the committee’s decisions, but it does not decide or approve any compensation decisions. For 2012, Mercer developed criteria used to identify peer and other comparable companies for executive compensation and performance comparisons and reviewed various proposals presented to the committee by management. Mercer also provided updates on market trends and the regulatory environment as it related to executive compensation. For 2012, Mercer representatives met informally with our human resources and other employees, and formally with our compensation committee during its regular meetings, including from time to time in executive session without management.

In October 2012, our compensation committee determined to engage Aon Hewitt as its independent adviser for 2013 executive compensation matters. Aon Hewitt was retained by the compensation committee to provide an independent review of the company’s executive compensation programs, including an analysis of both the competitive market and the design of the programs. More specifically, Aon Hewitt furnished the compensation committee with reports on peer company practices relating to the following matters: short-term and long-term compensation program design; annual share utilization and shareholder dilution levels resulting from equity plans; and executive stock ownership and retention values. As part of its reports to the compensation committee, Aon Hewitt evaluated our selected peer companies, and provided competitive compensation data and analysis relating to the compensation of our chief executive officer and our other executives and senior officers. Aon Hewitt also assisted the compensation committee with its risk assessment of our compensation programs, and provided our nominating and corporate governance committee with a director compensation assessment. For a discussion of amounts paid to Aon Hewitt for executive and director compensation consulting services, please see “Payments to Compensation Consultant and its Affiliates” above. The compensation consultants from Aon Hewitt maintain no other direct or indirect business relationships with us.

Management Role in Setting Compensation. Members of our human resources and finance departments work with our chief executive officer to recommend changes to existing compensation plans and programs, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data and other briefing materials to assist the compensation committee in making its decisions and, ultimately, to implement the decisions of our compensation committee.

Our chief executive officer is actively engaged in setting compensation for other executives through a variety of means, including recommending for committee approval the financial goals and the annual variable pay amounts for his executive team. He works closely with other members of executive management in analyzing relevant market data to determine base salary and annual target bonus opportunities for senior management and to develop targets for our short-term and long-term incentive plans. Our chief executive officer is subject to the same financial performance goals as our other executive officers, all of which are ultimately determined and approved by our compensation committee.

Compensation Structure

Although the final structure may vary from year to year and officer to officer, our compensation committee utilizes three main components for executive officer compensation:

•	Base Salary — fixed pay that takes into account an individual’s duties and responsibilities, experience, expertise, and individual potential and performance;

•	Annual Incentive Bonus — variable cash compensation that takes into account our financial performance during a particular year and individual performance goals; and

•

Long-Term Incentives — stock-based awards, including time-vest and performance restricted stock units that reflect the performance of our common stock and align executive officer and stockholder interests.

Pay Mix. In determining the allocation each year among base salary, annual incentive bonus, and long-term equity incentive compensation, our compensation committee considers the following factors: our short-term and long-term business objectives, competitive trends within our industry, and the importance of creating a performance-based environment that ties a significant portion of each executive officer’s compensation to the achievement of performance targets and corporate objectives. When considering a proposed compensation package for an executive officer, our compensation committee considers the compensation package as a whole, including each element of total compensation. For example, before determining officer compensation for 2013, our compensation committee reviewed “tally sheets” that listed, for each executive, each element of compensation paid in 2012, including base salary, 2012 incentive bonus, the value of 2012 equity awards, 401(k) matching contributions, and potential payments under severance arrangements, as well as information regarding equity awards made in prior periods. The committee and management use the tally sheets to assess the overall effect and long-term implications of compensation decisions, rather than viewing individual decisions in isolation. We have no pre-established policy for allocating between either cash and non-cash or short-term or long-term compensation.

Our compensation committee believes that the particular elements of compensation identified above produce a well-balanced mix of stock-based compensation, retention value, and at-risk compensation that collectively provide each executive officer with both short-term and long-term performance incentives. Base pay provides the executive officer with a measure of security as to the minimum level of compensation he or she will receive while the annual and long-term incentive components motivate the executive officer to focus on the business metrics that will produce a high level of company performance over the long term. Our compensation committee believes that this approach should lead to increases in stockholder value, provide an appropriate reward for our executive officers, and reduce the risk of loss of executive officers to competitors.

While each of the elements of our compensation program is intended to motivate and encourage employees at all levels to drive performance and achieve superior results for our stockholders, there is a different emphasis on the three primary elements based on an employee’s position and ability to impact our financial results. In general, the percentage of performance-based pay, or at risk pay, increases with job responsibility. This is intended to offer an opportunity for gain in the event of successful performance, matched with the prospect of reduced compensation when performance falls short of established financial and/or stockholder return targets. The aggregate base pay for our named executive officers comprised approximately one-third of the value of the aggregate compensation opportunities (base salary, annual incentive bonuses, and long-term equity incentives) provided them for 2012. This allocation was consistent with our compensation committee’s overall pay-for-performance philosophy with respect to our executive officers, as defined under “Executive Compensation — Fiscal Year 2012 Summary Compensation Table.”

For 2013, compensation for our named executive officers has been structured so that approximately two-thirds of compensation consists of equity awards or is otherwise performance-based and dependent on our financial results, with the remaining one-third comprising base salary. Within the portion of compensation representing performance-based pay (which includes the annual incentive bonus and PRU awards), approximately one-half is tied to achievement of 2013 incentive goals and approximately one-half is tied to achievement of financial goals and total stockholder return over a longer period of time. Our compensation committee believes that this mix of short-term and long-term incentives provides sufficient rewards in the short term to motivate near-term performance, while at the same time providing significant incentives to keep our executives focused on longer-term goals that drive stockholder value. This also mitigates the risk of named executive officers focusing solely on short-term or long-term goals, and offers retention value as the compensation is received over an extended term. It is also consistent with the practice of our peer group companies.

Total compensation for specific individuals varies based on a number of factors in addition to company and individual performance, including scope of duties within our global organizational structure, institutional knowledge, position readiness, horizontal parity, and/or level of difficulty in recruiting a replacement executive.

Compensation Levels and Benchmarking. Overall compensation levels for executive officers are determined based on one or more of the following factors: the individual’s duties and responsibilities within our global company; the individual’s experience and expertise; the compensation levels for the individual’s peers within our company; compensation levels for similar positions in the PCB industry or in the technology industry more generally; performance of the individual and our company as a whole; and the levels of compensation necessary to recruit new executive officers. For 2012 and 2013, our compensation committee reviewed the compensation of our officers and compared it with that of both our peer group companies and broader, composite global market survey data provided by our compensation consultant.

Beginning with its 2010 executive compensation assessment, Mercer, our then compensation consultant, developed a rules-based group that was designed to reflect our projected size, assuming the completion of our then-contemplated acquisition of the PCB subsidiaries of Meadville (referred to as the PCB Subsidiaries), as well as the relevant market for executive talent. Under this approach, the peer group companies were determined using four screening levels: (1) U.S. publicly traded companies; (2) inclusion in certain industry-specific categories within the general information technology sector, excluding software but including electronic manufacturing services (EMS), semiconductors, electronic equipment manufacturers, electronic equipment and instruments, computer storage and peripherals, and communications equipment; (3) annual revenue between approximately $500 million and $2.5 billion (which resulted in median revenues of approximately $1.1 billion); and (4) firms in the EMS and semiconductor GICS (Global Industry Classification Standard) sub-industries, as well as several aerospace and defense component manufacturing companies to take into account our exposure to that sub-industry. Our compensation committee believes that the use of this methodology produced an appropriate peer group for comparison for these years, as well as a peer group that is large and diverse enough so that the addition or elimination of a limited number of companies would not materially alter the overall analysis. This methodology resulted in a peer group that included the following 20 companies which, along with the broader survey data discussed above, were used for benchmarking purposes for 2012:

• Altera	• Benchmark Electronics	• CTS Corporation
• Curtiss-Wright	• Heico	• Intersil
• Lam Research	• Linear Technology	• Maxim Integrated Products
• Microchip Technology	• Molex	• Moog
• Multi-Fineline Electronix	• Novellus Systems	• Plexus
• RF Micro Devices	• Skyworks Solutions	• Teledyne Technologies
• Trimble Navigation

For 2013, Aon Hewitt suggested changes to the peer group criteria based upon our company’s position in our industry and the differing growth rates among the companies in our peer group, as well as to make the peer group more reflective of our business and competitive market for talent. As a result, the compensation committee approved the following criteria for our peer group beginning in 2013: (i) companies within the general information technology sector, excluding software but including electronic manufacturing services (EMS), semiconductors, electronic equipment manufacturers, electronic equipment and instruments, computer storage and peripherals, and communications equipment; (ii) companies with revenues between $500 million and $2.5 billion (approximately .5x to 2x our trailing 12 months revenues); and (iii) companies with a market capitalization between $200 million and $2 billion. As a result of this new criteria, for 2013, our compensation committee added AVX, Power-One and VIA Systems to the peer group, and removed Altera, Maxim Integrated Products, and Molex because those companies did not fall within the established criteria. Novellus Systems was removed from the peer group because it was acquired by Lam Research.

This peer group is not used for the stock price performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2012. That 10-K performance graph compares the cumulative total stockholder return on our common stock against the cumulative total return on the NASDAQ Corporate Index and the Dow Jones U.S. Electrical Components & Equipment Index.

For 2012, Mercer advised the committee that peer group data provides relevant benchmarking information for our chief executive officer and chief financial officer, but not our other executive officers. Accordingly, Mercer also provided our compensation committee with survey data, adjusted for the size of our company with the particular target scope based on the respective responsibilities of our senior management team. For 2012, the composite survey data consisted of Mercer’s Global Premium Executive Remuneration Suite, Radford’s, an Aon Hewitt Company, Global Technology Survey and Equilar’s ExecutiveInsight Total Compensation Report, adjusted using a median revenue scope of approximately $700 million, $1 billion, or $1.7 billion, based on geographic scope of responsibility. This broader survey data was used to benchmark the compensation for Messrs. Chung, Soder and Whiteside and supplemented the peer group data used to benchmark the compensation for our chief executive officer.

For 2013, to benchmark compensation for our other executives and senior officers, including our named executives officers (other than our chief executive officer), Aon Hewitt provided our compensation committee with data from Radford’s Global Technology Compensation Survey. Aon Hewitt recommended survey data for semiconductor and high technology companies with annual revenues between $500 million and $2.5 billion and with significant manufacturing operations in order to align the data more closely to the criteria selected for the chief executive officer. Aon Hewitt recommended the use of this survey data because this survey data provided a better match based upon job responsibility, including revenue responsibility, and was more reflective of the market for talent for these positions.

In 2011, our compensation committee considered the growth and global nature of our business resulting from our April 2010 acquisition of the PCB Subsidiaries, as well as anticipated future growth, and determined to target the compensation levels of our executive officers at the 50th percentile of the composite survey data by 2012. Our compensation committee may vary from this general 50th percentile target for various elements of compensation depending on the executive officer’s job performance, skill set, level of responsibilities, prior compensation, and business conditions.

Our compensation committee intends to continue its practice of retaining executive compensation consultants from time to time, as our compensation committee deems appropriate, to advise our compensation committee with respect to its compensation policies and provide compensation data from comparable companies.

Risk Management Considerations. Our compensation committee believes that our performance-based bonus and equity programs provide incentives to create long-term stockholder value. Several elements of the programs are also designed to discourage behavior that leads to excessive risk:

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Our compensation committee believes that operating income, the financial metric primarily used since 2010 to determine the amount of an executive’s annual incentive bonus, is a measure that drives long-term stockholder value. Moreover, the committee attempts to set ranges for this metric that encourage success without encouraging excessive risk taking to achieve short-term results.

•

The use and equal weighting of both revenue and EBITDA performance metrics in our PRU program limits the ability of an executive to be rewarded for taking excessive risk on behalf of our company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU program.

•

The measures used to determine vesting of our PRUs granted since 2010 are based on rolling three-year performance periods. The committee believes that these three-year performance periods encourage executives to attain sustained performance over several periods, rather than performance in a single period.

•	Our time-vest RSUs vest over a three-year period, encouraging executives to look to long-term appreciation in equity values.

•

Our 2013 management incentive plan provides that executives will receive payments if our company achieves 60% of the target operating income. Similarly, our PRU program provides that executives will “bank” PRU shares if we achieve 60% of the revenue and EBITDA targets. The committee believes that these thresholds discourage management from taking excessive risk to achieve performance at a higher percentage of the established target.

•

Our 2013 PRU program uses a modifier based on our company’s total stockholder return (TSR) based on stock price changes over a three-year period (using for each year’s awards the 6-month trailing average closing price of the beginning of the year compared to the 6-month trailing average closing sales price three years later) relative to the TSR of peer companies selected by our compensation committee. Our compensation committee believes that the use of a 6-month trailing average stock price mitigates the potential risks of basing potential PRU payments on changes in stock prices that may not be reflective of long-term performance.

Individual Executive Officer Compensation

Base Salary. Base salaries for our executive officers are set with regard to the level of the position within our company, the individual’s performance in recent periods, and the executive’s potential for continued development within our global organization. The base salary levels, and any increases or decreases to those levels for each executive officer, are reviewed and approved each year by our compensation committee. Such adjustments may be based on factors such as the overall performance of our company, new roles and responsibilities assumed by the executive, the performance of the executive officer’s area of responsibility, the executive officer’s impact on strategic goals, the length of service with our company, or revisions to our compensation philosophy. However, there is no specific weighting applied to any one factor in setting the level of base salary, and the process ultimately relies on the subjective exercise of our compensation committee’s judgment. Although salaries are generally targeted at market median, based on our peer group and relevant compensation survey data, our compensation committee may also take into account historical compensation, internal parity with other executives, potential as a key contributor, and special recruiting situations. We believe that providing base salaries at or near the median of our peer group and the broader market survey provided by our compensation consultants will enable us to remain competitive for qualified executive officers while avoiding paying amounts in excess of what we believe necessary to attract and retain such executive officers.

Base Salaries for 2012. Base salary deliberations for 2012 were conducted from November 2011 to February 2012.

Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). In considering these recommendations, the compensation committee reviewed the composite market survey data provided by Mercer and, in the case of our chief financial officer, peer group data. Mr. Alder recommended that each of these other executive officers receive an increase in his base salary, consistent with the expected 2012 percentage increase in salaries for our North American employees as a group. After its review, our compensation committee approved the base salaries recommended by Mr. Alder for our other executive officers.

For 2012, our compensation committee ultimately recommended, and all of our non-employee directors approved, increasing the base salary for Mr. Alder to $800,000, which is slightly above the median compensation of chief executive officers in the Mercer composite survey. Our compensation committee determined to increase Mr. Alder’s base salary above the median amount in light of, among other things, Mr. Alder’s strong performance in integrating the operations of our North America and Asia Pacific regions, the fact that Mr. Alder’s base salary has historically been below the Mercer median, and the fact that Mr. Alder’s total direct compensation (including equity awards) remains significantly below the median reflected in both our peer group and the broader Mercer survey. The 2012 increases in base pay for our executive officers, including Mr. Alder, became effective March 19, 2012. A summary of base salary increases made for 2012 is outlined below for each of our executive officers:

	Base Salary
Name	2011		2012		Y/Y Change
Kenton K. Alder	$730,000		$800,000		9.6%
Chung Tai Keung, Canice	$620,000	(1)	$630,000	(2)	1.6%
Douglas L. Soder	$390,000		$402,000		3.1%
Shane S. Whiteside	$390,000		$402,000		3.1%
Steven W. Richards	$340,000		$350,000		2.9%

(1)	Includes housing allowance that generally represents approximately 35% of the aggregate amount shown. Does not include a guaranteed bonus of approximately $93,000 paid subsequent to 2011 year end in recognition of the Chinese New Year.
(2)	Includes housing allowance that generally represents approximately 35% of the aggregate amount shown. Does not include a guaranteed bonus of approximately $104,000 that will be paid subsequent to 2012 year end in recognition of the Chinese New Year.

Base Salaries for 2013. Base salary deliberations for 2013 were conducted from November 2012 to February 2013.

Mr. Alder, our chief executive officer, met with our compensation committee to present recommendations for each of our executive officers (other than himself). In considering these recommendations, the compensation committee reviewed the composite market survey data provided by Aon Hewitt and peer group data. Mr. Alder recommended that each of these other executive officers, other than our chief financial officer, receive an approximate 2.5% increase in his base salary, consistent with the expected 2013 percentage increase in salaries for our North American employees as a group. After its review, our compensation committee approved the base salaries recommended by Mr. Alder for our other executive officers.

For 2013, our compensation committee ultimately recommended, and all of our non-employee directors approved, increasing the base salary for Mr. Alder to $820,000, which is above of the median compensation of CEOs in the Aon Hewitt composite survey. Our compensation committee determined to increase Mr. Alder’s base salary above the median amount in light of, among other things, Mr. Alder’s continued strong performance in integrating the operations of our North America and Asia Pacific regions and the fact that Mr. Alder’s total direct compensation (including equity awards) remains below the median reflected in both our peer group and the broader Aon Hewitt survey. The 2013 increases in base pay for our executive officers, including Mr. Alder, will become effective on March 18, 2013. A summary of base salary increases made for 2013 is outlined below for each of our executive officers:

	Base Salary
Name	2012		2013		Y/Y Change
Kenton K. Alder	$800,000		$820,000		2.5%
Thomas T. Edman	—		$550,000		—
Chung Tai Keung, Canice	$630,000	(1)	$644,500	(2)	2.3%
Douglas L. Soder	$402,000		$412,000		2.5%
Shane S. Whiteside	$402,000		$412,000		2.5%
Todd B. Schull(3)	—		$350,000		—
Steven W. Richards(4)	$350,000		$350,000		0%

(1)	Includes housing allowance that generally represents approximately 35% of the aggregate amount shown. Does not include a guaranteed bonus of approximately $104,000 that will be paid subsequent to 2012 year end in recognition of the Chinese New Year.

(2)	Includes housing allowance that generally represents approximately 40% of the aggregate amount shown. Does not include a guaranteed bonus of approximately $107,000 that will be paid subsequent to 2013 year end in recognition of the Chinese New Year.
(3)	As discussed above, Mr. Schull joined our company as Executive Vice President on February 20, 2013, and became our Chief Financial Officer effective March 2, 2013.
(4)	As discussed above, Mr. Richards resigned as our Chief Financial Officer effective March 2, 2013. Mr. Richards will resign from our company effective March 29, 2013. Mr. Richards will continue to receive his base salary through March 29, 2013, and will thereafter be entitled to the severance payments discussed below.

Annual Incentive Bonus Plan. In addition to base salaries, our compensation committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve near-term performance goals. Beginning in 2010, to support collaboration within our senior management team, our compensation committee determined to reward all of our executive officers for company-wide performance by tying bonus awards to our consolidated operating income. The compensation committee believes operating income is a good indicator in capturing our success given the market in which we compete and is a measure that management can easily track and communicate to employees throughout the performance period. Each executive officer has a target annual incentive bonus opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on our company’s actual performance. Payments pursuant to our management incentive plan are intended to qualify as “Performance Awards” under our 2006 Incentive Compensation Plan and thereby constitute performance-based compensation not subject to the deductibility limitations of Section 162(m).

For 2013, in response to the recommendation of management, our compensation committee determined that the incentive bonuses for Messrs. Chung and Soder should be based 30% on our global operating income and 60% on the operating income of the business unit for which such executive is primarily responsible. In addition, 10% of the target bonus for each of such officers, as well as our chief operating and financial officers, will be based on individual goals proposed by our chief executive officer and approved by our compensation committee. For our chief executive officer, the incentive bonus is based 100% on our global operating income. Annual incentive bonus compensation programs for other management personnel are based on a combination of consolidated company, business unit and/or facility results, as well as more subjective individual goals that are established with input from the specific employee and his or her supervisors. Further, our company must achieve a minimum of 60% of the global operating income target for any payout to be earned under the annual incentive bonus plan. This type of program design motivates business units to work together to achieve greater returns for our stockholders. In any one year, because we are comprised of a number of different business units, managers in high-performing business units may receive significantly more compensation than managers in business units that do not perform well.

Because such a large percentage of executive officer compensation is performance-based, our compensation committee invests significant time determining the financial target for our annual cash bonus program. In general, management makes the initial recommendation for the financial target based upon our company’s annual board-approved budget, as well as the bonus opportunity for each officer, and these recommendations are reviewed and discussed by the committee and its advisors. The major factors used in setting one or more targets for a particular year are the results for the most recently-completed year and the budget for the current year. Other factors taken into account may include general economic and market conditions. Our compensation committee sets the final corporate performance goal during our first quarter, typically at a level our compensation committee believes is challenging, but reasonable, for management to achieve.

At the end of each year, our compensation committee determines the level of achievement for the specified financial goal (after making any appropriate adjustments to such goal for the effects of corporate events that were not anticipated in establishing the performance measure) and awards credit for the achievement of the goal as a percentage of the target bonus. Final determinations as to bonus levels are then based on that percentage. Actual bonuses are generally paid to the executives in the first quarter of the subsequent year.

In setting annual incentive compensation financial targets and bonus opportunities for our executive officers, our compensation committee does not consider the effect of past changes in stock price. In addition, incentive compensation decisions are made without regard to length of service. For example, executive officers with longer service or who are eligible for retirement do not receive greater or lesser awards, or larger or smaller target amounts, in any given year than executives with shorter service.

2012 Annual Incentive Bonuses.    For 2012, our compensation committee based the annual bonuses of our executive officers on our company-wide operating income, including our Asia Pacific segment, after excluding compensation expense attributable to our PRU program, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. In addition, 10% of the annual bonus for each of our named executive officers, except for Mr. Alder, was based on individual performance goals approved by the committee. Our compensation committee’s 2012 decision to modify our annual incentive bonus plan to also include individual performance goals for all of our executive officers except Mr. Alder was intended to provide our chief executive officer with the flexibility to focus those other executives on other key business initiatives. Further, 45% of the target annual bonus for Messrs. Chung and Soder was based on the operating income of the business unit for which they are primarily responsible. Our compensation committee, with the approval of all of our non-employee directors, increased the 2012 target bonus award for Mr. Alder from 100% to 110% and his maximum bonus award from 230% to 250%, consistent with our peer group and survey data. The 2012 operating income target was recommended by management and set by our compensation committee in March 2012. The 2012 target was based on and is consistent with the annual budget previously approved by our board of directors. The minimum annual incentive bonus threshold was 70% of our operating income target.

The table below lists the 2012 base salaries and bonus levels for each of our executive officers.

	2012 Base Salary		Annual Incentive Bonus Levels as % of Base Salary
Name			70% of Target(1)	80% of Target	100% of Target	120% of Target(2)
Kenton K. Alder	$800,000		30.00%	50.0%	110%	250%
Chung Tai Keung, Canice	$734,000	(3)	21.25%	32.5%	65%	140%
Douglas L. Soder	$402,000		21.25%	32.5%	65%	140%
Shane S. Whiteside	$402,000		21.25%	32.5%	65%	140%
Steven W. Richards	$350,000		21.25%	32.5%	65%	140%

(1)	Represents the percentage of 2012 base salary that the executive will receive if we achieve 70% of the operating income target(s) established by our board of directors. Bonuses will not be earned if operating income is less than 70% of the target(s).
(2)	Represents maximum potential bonus payout.
(3)	Includes a housing allowance of approximately $220,000 and the guaranteed bonus of approximately $104,000 to be paid subsequent to 2012 year-end in recognition of the Chinese New Year.

2013 Annual Incentive Bonuses.    For 2013, our compensation committee determined to make the following changes from our 2012 management incentive plan:

•	base 60% of the target annual bonuses for Messrs. Chung and Soder on the operating income of the business unit for which they are primarily responsible, and 30% on global operating income; and

•	decrease the minimum annual incentive bonus threshold from 70% to 60% of the operating income target.

The 2013 company-wide and regional operating income targets were again based on the annual budget previously approved by our board of directors. Upon achievement of the primary, operating income performance target(s), the bonus for each officer will become payable pursuant to the formula described in the following chart, but the actual bonus paid will still depend on the officer’s achievement of the secondary, individual performance goals. The secondary, individual performance goals are intended to permit reducing the bonus amount from the maximum payable by reason of achieving the operating income target(s). Even if the operating income target(s) are fully achieved, our compensation committee will have the discretion to reduce (but not increase) bonuses under the annual incentive plan. Our compensation committee believes that this dual-level performance framework appropriately emphasizes operating income but also creates incentives for each of our officers to achieve the secondary, individual performance goals established by our CEO and approved by our committee because the officer’s bonus is based in part on the extent to which his individual goals are achieved.

The table below lists the 2013 base salaries and bonus levels for each of our executive officers.

	2013 Base Salary		Annual Incentive Bonus Levels as % of Base Salary
Name			60% of Target(1)	80% of Target	100% of Target	120% of Target(2)
Kenton K. Alder	$820,000		30.00%	55.0%	110%	250%
Thomas T. Edman	$550,000		26.25%	42.5%	85%	185%
Chung Tai Keung, Canice	$752,000	(3)	21.25%	32.5%	65%	140%
Douglas L. Soder	$412,000		21.25%	32.5%	65%	140%
Shane S. Whiteside	$412,000		21.25%	32.5%	65%	140%
Todd B. Schull	$350,000		21.25%	32.5%	65%	140%
Steven W. Richards(4)	$350,000		—	—	—	—

(1)	Represents the percentage of 2013 base salary that the executive will receive if we achieve 60% of the operating income target(s) established by our board of directors. Bonuses will not be earned if operating income is less than 60% of the target(s).
(2)	Represents maximum potential bonus payout.
(3)	Includes a housing allowance of approximately $260,000 and the guaranteed bonus of approximately $107,000 to be paid subsequent to 2013 year-end in recognition of the Chinese New Year.
(4)	As discussed above, Mr. Richards resigned as our Chief Financial Officer effective March 2, 2013. Mr. Richards will resign from our company effective March 29, 2013 and therefore will not be eligible for the annual incentive bonus for 2013.

Equity Awards. We believe that providing a significant portion of our executive officers’ total compensation package in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our company’s financial future, and the gains realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market.

Our compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executive officers, including prior equity awards and the level of vested and unvested equity awards then held by each participating officer, are sufficient to retain, motivate, and adequately reward the executive officers. This judgment is based in part on information provided by benchmarking studies. In addition, our compensation committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the grants as well as the potential dilution associated with the equity awards.

We grant equity awards through our 2006 Equity Incentive Plan, which was adopted by our board of directors and approved by our stockholders and permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, and other stock-based awards to our officers, directors, employees, and consultants.

We continued to use our equity compensation program judiciously in 2012. Our gross burn rate (calculated using Institutional Shareholder Services’ (“ISS”) methodology for calculating burn rate, as a percentage of our total outstanding shares) was 2.06% for 2012. Our three-year average annual gross burn rate was 2.02% for the period ending in 2012, which was well below the ISS burn rate cap of 5.77% that applies to our industry for 2013. We believe that these percentages demonstrate our commitment to careful and efficient use of the shares that stockholders have approved for issuance under our 2006 Incentive Compensation Plan.

Since 2010, we have used two forms of equity for long-term equity incentive compensation for our executive officers: time-vest restricted stock units (RSUs) and performance RSUs (PRUs).

Restricted Stock Units. RSUs represent the right to receive one share of our common stock for each RSU upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. RSU awards reflect both increases and decreases in stock prices from the grant-date market prices and thus tie compensation more closely to changes in stockholder value at all levels compared to options, whose intrinsic value changes only when the market price of shares is above the exercise price. RSUs also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team. In addition, RSUs allow our compensation committee to deliver equivalent value with use of fewer authorized shares.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our executive officers and other employees provides that each award vests in three equal annual installments. In 2012, we granted time-vest RSUs for an aggregate of 657,618 shares of our common stock to a total of 357 employees, of which, RSUs for 169,190 shares were issued to our named executive officers.

Performance RSUs. In order to strengthen pay-for-performance, in March 2010, our compensation committee approved a new long-term incentive program (referred to as the PRU Program) for our executive officers and certain other members of our senior management team. Under this program, PRUs are awarded to eligible officers. PRU awards are intended to reward officers to the extent we achieve specific pre-established financial performance goals and provide a long-term return to our stockholders relative to a broader market index. Implementation of this program represented an important step by our compensation committee to drive a pay-for-performance culture with a component explicitly linked to total stockholder return.

Under the PRU Program, a target number of PRUs is awarded at the beginning of each three-year performance period. The number of shares of our common stock released at the end of the performance period will range from zero to 2.4 times the target number depending on performance during the period. The performance metrics of the PRU Program are (a) annual financial targets, which for 2011, 2012 and 2013 are based on revenue and EBITDA, each of which is equally weighted, and (b) an overall “modifier” based on our company’s total stockholder return (referred to as TSR) relative to, for 2011 and 2012, the S&P SmallCap 600 (referred to as the S&P 600) over the three-year performance period, and for 2013, a group of 17 peer companies selected by the compensation committee. The calculation of EBITDA will exclude compensation expense attributable to the PRU program, goodwill impairment, building and other significant asset sales, asset write-downs, plant closure and related layoff costs, and residual acquisition costs. Payouts under the PRU Program are based on rolling three-year performance periods, and the annual financial metrics for future years may be different from those selected for 2011, 2012 and 2013.

Each PRU will be equal in value to one share of our common stock. Recipients of PRU awards generally must remain employed by us on a continuous basis through the end of the relevant performance period in order to receive any amount of the PRUs covered by that award, except that recipients may be entitled to a pro-rata amount of PRUs in the case of the recipient’s death, disability or “retirement” (voluntary termination by an employee who is at least 62 and has at least five years of continuous service).

The key financial metrics of revenue and EBITDA are equally weighted under our PRU Program. The metric of EBITDA is generally intended to focus our executives on tangible growth and cost reduction opportunities. Our compensation committee believes that this is a key metric that both drives and demonstrates improved financial performance within our company. It is also a complementary metric to the revenue metric used under the PRU Program. The combination of the two performance metrics limits the ability of an executive to be rewarded for taking excessive risk on behalf of our company by, for example, seeking revenue-enhancing opportunities at the expense of EBITDA, since performance is required on both metrics to maximize payout under the PRU Program. The performance targets established by our compensation committee are used for compensation and budgeting purposes and should not be understood to be management’s expectations or guidance relating to future financial performance.

The TSR modifier is intended to ensure that there are no payouts or limited payouts under the PRU Program if our stock performance is significantly below the median TSR of S&P 600 companies for the three-year performance period. If the annual financial goals (currently revenue and EBITDA) are met and if there is strong relative TSR performance over the three-year performance period, the PRU Program will provide substantial rewards to participants with respect to that performance period. However, even if revenue and EBITDA goals are achieved in each of the three years, there will be no payout if our stock performance is below that of the 20th percentile TSR of S&P 600 companies.

Under the PRU Program, annual financial goals are set in the first quarter of each year, and performance is reviewed after the end of that year. For 2012 and 2013, the annual financial goals remain revenue and EBITDA. The percentage to be applied to each participant’s target award ranges from zero to 160%, based upon the extent to which the two annual performance goals are achieved. If we do not achieve a 60% threshold level of revenue or EBITDA performance for the year, the amount earned for that performance element of one-third of the award is zero. If we achieve the 60% threshold for both the targeted levels of revenue and EBITDA performance for the year, a percentage (ranging on a sliding scale from 40% to 160%) will be applied to one-third of the participant’s PRU award to determine the number of units earned during that year. If we achieve 120% or more of the target level of revenue or EBITDA, the amount earned for that performance element of the award will be 160% of one-third of the initial PRU award. For example, if a named executive officer received a target award of 234,000 PRUs, we use revenue and EBITDA as our annual financial goals for each of the three years in the performance period and we achieve (i) 130% of the revenue target and 60% of the EBITDA target in the first year, (ii) 100% of each of the revenue and EBITDA targets in the second year, and (iii) 120% of the revenue target and 55% of the EBITDA target in the third year, the participant would earn (and “bank,” pending application of the TSR modifier) 218,400 PRUs ((160% x 39,000) + (40% x 39,000) + (100% x 39,000) + (100% x 39,000) + (160% x 39,000) + (0 x 39,000)).

At the end of the three-year performance period, the total units earned, if any, are adjusted by applying a modifier based on our company’s TSR based on stock price changes (using for each year’s awards the 6-month trailing average closing price at the beginning of the year compared to the 6-month trailing average closing price three years later), assuming reinvestment of dividends, relative to the TSR of S&P 600 companies for the three-year period. If our TSR is in the bottom 20th percentile of the S&P 600, the modifier will be zero, and no shares will be released with respect to that three-year performance period. If our TSR is at or above the 80th percentile of S&P 600 companies for the period, the maximum modifier of 150% will apply, and the number of shares released will equal 150% of the number of units earned during the period with respect to annual financial metric performance. If our TSR is between the 20th and 50th percentile of the S&P 600, the modifier will range on a sliding scale between .70 and 1.0. If our TSR is between the 50th and 80th percentile of the S&P 600, the modifier will range on a sliding scale between 1.0 and 1.5. For example, if a participant was credited with 218,400 PRUs at the end of the performance period and our TSR for that three-year period was at the 80th percentile of the S&P 600, a total of 327,600 shares of our common stock would be released to the participant for that period (218,400 x 150% = 327,600).

To achieve the maximum payout (240% of the initial PRU award), we must achieve the maximum annual financial goals for each of the three years in the relevant performance period and our TSR must meet or exceed the 80th percentile of the TSRs of S&P 600 companies for that period. Award values will reflect changes in stock price (both increases and decreases) over the three-year period because awards are denominated in stock units payable in shares.

For 2013, the compensation committee approved a revision to the TSR modifier applicable to the PRU awards granted beginning in 2013 to provide for a modifier that compares our TSR to the TSR of a group of peer companies (which we refer to as the TSR Peer Group) over the three-year performance period, instead of the broader S&P 600. Our compensation committee believes that a selected peer group is more appropriate for determining TSR under our PRU Program, as it provides a comparison of our company’s stock price performance against our global competitors and better alignment with shareholder investment choices. Based upon global listings of competitors, the compensation committee selected the following companies to comprise the TSR Peer Group: AT&S, Compeq Mfg, Flextronics, Kingboard Chemical, Gold Circuit, Hannstar Board, Ibiden, Multi-Fineline, Nanya PCB, Sanmina, SEMCO, Tripod, Unimicron, Unitech, Viasystems, WUS Printed Circuit (Kunshan) and Zhen Ding. The TSR Peer Group will be subject to adjustment to account for events such as acquisitions, mergers, and the like, but the TSR modifier will otherwise be calculated and applied in the same manner described above.

Equity Award Mix. Our compensation committee may in the future adjust the mix of equity award types or approve different awards as part of the overall long-term incentive award. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of performance and time-vest RSUs, options or other equity-related awards depending on our compensation committee’s assessment of the total compensation package being offered.

2012 Equity Awards. For 2012, our compensation committee determined, as part of its efforts to target total compensation at the 50th percentile of comparable companies, that the total long-term equity target amount for each executive officer should approximate two times his base salary, providing a performance-driven compensation mix. In determining target amounts, the committee also considered peer group and survey data, potential dilution, share grant/“burn” rates relative to our company’s outstanding stock, and compensation expense attributable to the awards. Our compensation committee awarded our CEO 60% of his total long-term incentive target amount in the form of PRUs, with the remaining amount awarded in the form of RSUs with time-based vesting. The long-term equity awards for our other executive officers were allocated 55% to PRUs and 45% to time-vest RSUs. Within the first 90 days of our fiscal year, our compensation committee also set the PRU revenue and EBITDA goals for 2012. The goals were based on our board-approved 2012 budget for our company.

The following table sets forth the estimated value of our 2012 equity awards and the number of time-vest RSUs and PRUs awarded to our executive officers for 2012.

	Dollar Value of RSUs(1)		Number of RSUs(1)
Name	Performance	Time-Vest(2)	Performance	Time-Vest(2)
Kenton K. Alder	$995,000	$665,000	88,602	59,216
Chung Tai Keung, Canice	$385,000	$315,000	34,283	28,050
Douglas L. Soder	$385,000	$315,000	34,283	28,050
Shane S. Whiteside	$385,000	$315,000	34,283	28,050
Steven W. Richards	$360,000	$290,000	32,057	25,824

(1)	The number of RSUs awarded to each of our executive officers was calculated using a dollar value per share of $11.23, which was the six-month trailing average closing price of our common stock as of March 1, 2012, the grant date for those executive officers. On March 1, 2012, the closing sales price for our common stock was $12.00.
(2)	One-third of the RSUs vest on each of the first three anniversaries of the grant date.

In February 2013, our compensation committee reviewed our 2012 performance relative to the 2012 revenue and EBITDA goals and certified performance at approximately 91.5% and 71.3% of those targets, respectively. Because we did not achieve our target performance levels in 2012, PRU participants were credited with approximately 72.1% of one-third of the target units subject to each of the 2010, 2011 and 2012 grants. Our TSR performance over the three-year performance period applicable to the PRU awards granted in 2010 was at the 29th percentile, which resulted in a TSR modifier of 79% that applies to the shares banked during each of the 2010, 2011 and 2012 performance periods with respect to the 2010 PRU awards. As a result, final payout under the 2010 PRU awards was 74.7% of the target number of shares granted.

2013 Equity Awards. For 2013, our compensation committee determined to use the same long-term target amounts as 2012 for all of our executive officers except our chief executive and financial officers. Our committee determined to increase Mr. Alder’s equity grant because the value of his prior equity awards has historically been significantly below the median of our peer group, and continues to be so, and increased the percentage of his total long-term incentive target amount that consists of PRUs to 64% (compared to 60% in 2012). As discussed above, Mr. Richards will resign from our company effective March 29, 2013 and as a result will not receive an equity award for 2013. In addition, as discussed above, for our 2013 PRU program, the compensation committee has determined to include a TSR modifier that will compare our TSR against the TSR of the TSR Peer Group.

The following table sets forth the estimated value of our 2013 equity awards and the number of time-vest RSUs and PRUs awarded to our executive officers for 2013.

	Dollar Value of RSUs(1)		Number of RSUs(1)
Name	Performance	Time-Vest(2)	Performance	Time-Vest(2)
Kenton K. Alder	$1,220,000	$680,000	134,066	74,725
Thomas T. Edman	$495,000	$405,000	54,396	42,587
Chung Tai Keung, Canice	$385,000	$315,000	42,308	34,615
Douglas L. Soder	$385,000	$315,000	42,308	34,615
Shane S. Whiteside	$385,000	$315,000	42,308	34,615
Todd B. Schull	$330,000	$270,000	36,264	29,316
Steven W. Richards(3)	—	—	—	—

(1)	The number of RSUs awarded to each of our executive officers, other than the time-vest RSUs granted to Mr. Edman and Mr. Schull, was calculated using a dollar value per share of $9.10, which was the six-month trailing average closing price of our common stock as of February 28, 2013, the grant date for those awards. The number of time-vest RSUs awarded to Mr. Edman and Mr. Schull was calculated using a dollar value per share of $9.51 and $9.21, respectively, which was the six-month average closing price of our common stock as of January 7, 2013 and February 20, 2013, the respective grant dates for Mr. Edman’s and Mr. Schull’s time-vest RSUs. On January 7, 2013, February 20, 2013 and February 28, 2013, the closing sales price for our common stock was $9.29, $8.46 and $8.20, respectively.
(2)	One-third of the RSUs vest on each of the first three anniversaries of the grant date.
(3)	As discussed above, Mr. Richards will resign from our company effective March 29, 2013.

The annual financial performance goal or goals for 2014 and future years will be established in the first quarter of each of those subsequent years, and may or may not be based on our revenue and/or EBITDA in those years. Whether any units credited under our 2011, 2012 and 2013 grants will be paid out in shares at the end of the applicable three-year period will depend on future results and our TSR during that period, neither of which is determinable until the end of the three-year period.

Other Compensation Elements

Pension and Nonqualified Deferred Compensation. None of our executive officers participate in or have account balances in any nonqualified defined contribution plan maintained by us. In October 2011, we adopted a deferred compensation plan that allows our directors, executive officers and other eligible employees voluntarily to defer receipt, on a pre-tax basis, of some of the compensation they have earned. This plan allows eligible employees to defer more compensation than they otherwise would be permitted to defer under our 401(k) savings plan. Our compensation committee approved the deferred compensation plan as a competitive practice to help us attract and retain top talent, and we expect to reevaluate the plan from time to time. Amounts credited under the plan are credited with deemed earnings, but we do not provide matching or other employer contributions under this plan. Due to its conservative design, the benefits provided under our deferred compensation plan are not considered a material element of an executive officer’s overall compensation package.

Other Compensation. All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance, and 401(k) plans. These plans are available to all of our employees and do not discriminate in favor of executive officers. It is generally our policy to not extend significant perquisites to executives that are not broadly available to our other employees. In designing these elements, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practice. These benefits are not considered by our compensation committee in determining the compensation of our executive officers.

Employment Agreements. We maintain an employment agreement with Mr. Alder that is described under “Employment Agreements with Named Executive Officers.” The compensation committee determined that the compensation package provided under this agreement was fair and reasonable on the basis of its assessment of comparable compensation opportunities available to our chief executive officer.

Severance Payments due Upon Termination and/or a Change in Control. We currently provide for the accelerated vesting of stock options and RSUs that otherwise would have vested during the one-year period beginning on the date of consummation of any “change in control.” In addition, we provide for accelerated vesting of all stock options and RSUs in the event of a “change in control” and subsequent termination of employment without “cause” within twelve months thereof. Further, we provide in the event of a termination “without cause” (as such term is defined in the form of RSU Award Agreement) for the acceleration of vesting of a pro-rated amount of RSUs based upon the number of months the terminated officer was employed with us during the vesting period.

The compensation committee believes that for senior executives, including our executive officers, accelerated vesting of stock options and RSUs in the event of a change in control is generally appropriate because in some change in control situations, equity of the target company is cancelled, making immediate acceleration necessary in order to preserve the value of the award. In addition, as previously discussed, we rely primarily on incentive awards to provide our named executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and our compensation committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose. We also believe that it is appropriate to require a termination of employment within one year following a change in control before full vesting is accelerated. We presume that such a termination would likely be due to the change in control and not the employee’s performance and therefore the award should be earned. For executives not terminated within one year of a change in control, the executives would continue to vest in their awards as they contribute to the success of the surviving company.

In addition, all of our executive officers would receive cash severance in certain circumstances that result in termination of employment. These payments are intended to provide a level of transition assistance in the event of an involuntary termination of employment and to keep executives focused on our business rather than their personal circumstances. Mr. Alder’s employment agreement provides that, in the event of a change in control-related involuntary termination of employment, he will receive a lump sum payment equal to three (3) times the sum of Mr. Alder’s then base salary plus his “Target Bonus” (the bonus an executive would have received with respect to the year in which he was terminated assuming achievement of 100% of the performance target level(s) associated with such bonus). Mr. Alder’s severance payment for other involuntary terminations is a lump sum payment equal to two (2) times the sum of Mr. Alder’s then base salary and Target Bonus. Our board has also approved executive change in control severance agreements for each of our other executive officers, which provide, in the event of a change in control-related involuntary termination of employment, for a lump sum severance payment equal to two (2) times the executive’s then base salary and Target Bonus. The compensation committee believes these provisions are fair and reasonable based on its understanding of market practices among industry competitors and within the broader environment of technology companies and similarly sized businesses.

Calculations of the payments due to our named executive officers upon certain terminations of employment and/or in connection with a change in control are set forth under “Potential Payments upon Termination or Change in Control.” We believe these severance benefits are an essential element of our compensation package for executive officers and assist us in recruiting and retaining talented individuals. In addition, we believe that it is more equitable to offer severance benefits based on a standard formula determined as a multiple of base pay and incentive bonus opportunity because severance often serves as a bridge when employment is involuntarily terminated, and should therefore not be affected by other, longer-term compensation arrangements. As a result, and consistent with the practice of most of our peer companies, other compensation decisions are not generally based on the existence of this severance protection.

Clawback Policy. Our compensation committee does not currently have an established clawback policy or practice regarding the adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. However, in connection with the implementation of rules under the Dodd-Frank Act, the committee expects that in the future it will establish mechanisms to recover incentive compensation in the event of a financial restatement or similar event.

Approval Process for Equity Grants

Executives and other employees receive long-term equity awards pursuant to the terms of the 2006 Incentive Compensation Plan, or the 2006 Plan. Awards may also be granted outside of the 2006 Plan to the extent those grants are permitted by the Nasdaq rules. Our compensation committee administers the 2006 Plan and establishes the rules for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. The compensation committee reviews these rules from time to time and considers, among other things, the interests of our stockholders, market conditions, information provided by our compensation consultant and legal advisor, performance objectives, and recommendations made by our chief executive officer.

Our compensation committee reviews awards for all employees. The compensation committee has established a process in which our compensation committee reviews the recommendations of our chief executive officer for executives (other than himself) and other employees, modifies the proposed grants in certain circumstances, and approves the awards effective as of the date of its approval.

We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of named executive officer compensation. In addition, our practice of calculating the number of equity awards based on the six-month trailing average closing price of our common stock mitigates the effects of both our stock price volatility and the impact of grant timing.

Impact of Tax and Accounting

As a general matter, our compensation committee takes into account the various tax and accounting implications of the compensation vehicles employed by us. However, while structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, our compensation committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of compensation.

Deductibility. Section 162(m) of the Code does not permit publicly traded companies to take income tax deductions for compensation paid to our chief executive officer and certain other executive officers to the extent that compensation exceeds $1 million per officer in any taxable year and does not otherwise qualify as performance-based compensation. The 2006 Plan is structured so that the compensation deemed paid to an executive officer in connection with annual bonuses under the management incentive plan and PRUs granted under the 2006 Plan should qualify as performance-based compensation not subject to the $1 million limitation. Our time-vest RSUs are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to those time-vest RSUs held by our executive officers may not be fully deductible (depending on the value of our stock and the amount of other nonperformance-based compensation an officer has during the year in which any portion of the RSU vests).

Our compensation committee will continue to consider steps that might be in our best interests to comply with Section 162(m) of the Code. However, in establishing the cash and equity incentive compensation programs for our executive officers, our compensation committee believes that the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole or primary factor. The compensation committee believes that cash and equity incentive compensation must be maintained at the requisite level to attract and retain the executive officers essential to our financial success, even if all or part of that compensation may not be deductible by reason of the limitations of Section 162(m) of the Code.

Tax Implications for Officers. Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. We attempt in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” (beginning on page 40 below) as severance or change of control payments that could trigger this excise tax. We do not offer our officers as part of their change of control benefits any gross ups related to this excise tax under Code Section 4999.

Accounting Considerations. When determining amounts of long-term incentive grants to executives and employees, our compensation committee examines the accounting cost associated with the grants. Under Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation, grants of stock options and restricted stock units result in an accounting charge for us equal to the grant date fair value of those securities. For time-vest RSUs, the accounting cost is generally equal to the fair market value of the underlying shares of common stock on the grant date of the award. The cost is then amortized over the requisite service period. For PRUs, the accounting cost is calculated using a Monte Carlo simulation model. Our compensation committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on such review and discussion, the compensation committee recommended to our board of directors, and our board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald W. Iverson, Chairman

Robert E. Klatell

James K. Bass

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Iverson and Klatell served on our compensation committee. Mr. Edman served as chairman of our compensation committee during 2012 until he stepped down from the compensation committee on December 6, 2012. Mr. Bass was appointed to our compensation committee on December 6, 2012, and on that same day Mr. Iverson was appointed as chairman of the compensation committee. None of these individuals had any contractual or other relationships with us during such year except as directors. No interlocking relationship exists between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

EXECUTIVE COMPENSATION

Fiscal Year 2012 Summary Compensation Table

The following table sets forth compensation information for our named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Non- Equity Incentive Plan Compen- sation(2)	All Other Compen- sation(3)	Total
Kenton K. Alder	2012	$783,846	—		$1,109,006	—	$10,000	$1,902,852
Chief Executive Officer	2011	$701,154	—		$1,234,460	$520,292	$9,800	$2,465,706
and Director	2010	$600,615	—		$508,996	$1,142,391	$9,800	$2,261,802
Chung Tai Keung, Canice	2012	$388,160	$264,410	(5)	$490,764	—	$271,150	$1,414,484
Executive Vice President	2011	$390,776	$252,809		$615,794	285,658	$240,477	$1,785,514
and President, Asia	2010	$254,826	$614,156		$253,816	—	$183,011	$1,305,809
Pacific Business Unit(4)
Douglas L. Soder	2012	$399,231	—		$490,764	—	$10,000	$899,995
Executive Vice President	2011	$381,923	—		$615,794	$180,677	$9,800	$1,188,194
and President, North	2010	$352,692	—		$312,433	$415,794	$9,800	$1,090,719
America Business Unit
Shane S. Whiteside	2012	$399,231	—		$490,764	—	$10,000	$899,995
Executive Vice President	2011	$381,923	—		$615,794	$180,677	$9,800	$1,188,194
and Chief Operating Officer	2010	$352,692	—		$312,433	$415,794	$9,800	$1,090,719
Steven W. Richards	2012	$347,917	—		$454,042	—	$10,000	$811,959
Executive Vice President,	2011	$333,077	—		$527,827	$157,513	$9,800	$1,028,217
Chief Financial Officer,	2010	$303,077	—		$253,136	$363,088	$9,800	$929,101
Treasurer and Secretary

(1)	The grant date fair value of all stock awards has been calculated in accordance with ASC Topic 718, Compensation — Stock Compensation. In the case of time-based RSUs, the value is determined by multiplying the number of RSUs granted by the closing price of our common stock on the grant date. In the case of PRUs, the grant date fair value can only be determined for those tranches for which the revenue and EBITDA targets have been set as of the reporting date. As a result, the grant date fair value of PRUs is calculated using only the first tranche of each award; the second and third tranches are not included because the relevant performance-based vesting conditions have not been determined as of the initial reporting date of the awards. We use a Monte Carlo simulation model to calculate the grant date fair value of PRUs. For a discussion of valuation assumptions used in determining the grant date fair value of the awards, see Note 15 to our 2012 consolidated financial statements, included in our annual report on Form 10-K filed with the SEC.

PRUs have a potential payout of 0% to 240% of the target amount. For the 2012, 2011 and 2010 PRU awards, the values at the respective grant date, assuming the highest level of performance (240%) and the closing share price on such dates ($12.00, $17.30 and $9.14, respectively), are as follows:

Name	Value at 240% Performance
	2012	2011	2010
Kenton K. Alder	$2,551,738	$2,647,980	$1,029,219
Chung Tai Keung, Canice	$987,350	$1,165,093	—
Douglas L. Soder	$987,350	$1,165,093	$623,768
Shane S. Whiteside	$987,350	$1,165,093	$623,768
Steven W. Richards	$923,242	$998,639	$519,819

For the actual number of PRUs earned for the 2012, 2011 and 2010 performance periods, see the “Outstanding Equity Awards at Fiscal Year-End” table.

The amount of stock awards for 2011 and 2010 as previously disclosed in the Summary Compensation Tables in our Proxy Statements on Forms DEF 14A filed with the SEC on March 16, 2012 and April 22, 2011 contained incorrect amounts of PRUs due to an inadvertent error in the calculation of the grant date fair value of such PRUs. As a result, our named executive officers’ respective stock awards and total compensation were incorrectly reported lower than what they should have been for 2011 and higher than what they should have been for 2010. The above Summary Compensation Table includes the revised amounts of stock awards and correct total compensation for 2011 and 2010.

(2)	Amounts represent bonuses paid based on company performance criteria for each year shown. These bonuses were earned in such year, but not paid until the next year. Because we did not achieve the 70% threshold of the global operating income target applicable to bonus awards under the 2012 management incentive plan, no bonuses were earned under such plan.
(3)	Other than with respect to Mr. Chung, the amounts represent matching contributions by us to our 401(k) plan to our named executive officers. The amount in 2012 for Mr. Chung represents (i) a housing allowance of $239,754, and (ii) contributions by us in the amount of $31,396 to the Mandatory Provident Fund, a saving program for the retirement of residents in Hong Kong.
(4)	Mr. Chung became the Chief Executive Officer of our Asia Pacific operations upon the closing of our acquisition of the PCB Subsidiaries in April 2010, and our Executive Vice President and President, Asia Pacific Business Unit in April 2012. The cash amounts paid to Mr. Chung in 2012 were paid in HKD and converted to U.S. Dollars using an exchange rate of 0.1289 HKD per U.S. Dollar. The cash amounts paid to Mr. Chung in 2011 and 2010 were paid in HKD and converted to U.S. Dollars using an exchange rate of 0.1285 HKD per U.S. Dollar and 0.1287 HKD per U.S. Dollar, respectively.
(5)	Represents (i) a guaranteed bonus of $104,162 paid in January 2013 in recognition of the Chinese New Year and (ii) a retention bonus equal to $160,248 paid in April 2012.

Fiscal Year 2012 Grants of Plan-Based Awards

The following table provides information on awards granted under our annual management incentive plan for 2012 and awards of PRUs and awards of time-based RSUs granted as part of 2012 long-term incentive compensation.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant- Date Fair Value of Stock Awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Kenton K. Alder	Incentive Bonus		$240,000	$880,000	$2,000,000	—	—	—	—	—
	PRU	3/1/2012	—	—	—	24,809	88,602	212,645	—	$398,414
	RSU	3/1/2012	—	—	—	—	—	—	59,216	$710,592
Chung Tai Keung, Canice	Incentive Bonus		$155,975	$477,100	$1,027,600	—	—	—	—	—
	PRU	3/1/2012	—	—	—	9,599	34,283	82,279	—	$154,164
	RSU	3/1/2012	—	—	—	—	—	—	28,050	$336,600
Douglas L. Soder	Incentive Bonus		$85,425	$261,300	$562,800	—	—	—	—	—
	PRU	3/1/2012	—	—	—	9,599	34,283	82,279	—	$154,164
	RSU	3/1/2012	—	—	—	—	—	—	28,050	$336,600
Shane S. Whiteside	Incentive Bonus		$85,425	$261,300	$562,800	—	—	—	—	—
	PRU	3/1/2012	—	—	—	9,599	34,283	82,279	—	$154,164
	RSU	3/1/2012	—	—	—	—	—	—	28,050	$336,600
Steven W. Richards	Incentive Bonus		$74,375	$227,500	$490,000	—	—	—	—	—
	PRU	3/1/2012	—	—	—	8,976	32,057	76,937	—	$144,154
	RSU	3/1/2012	—	—	—	—	—	—	25,824	$309,888

(1)	Amounts represent the range of possible cash payouts for 2012 awards under our management incentive bonus plan.

(2)	Amounts represent the range of shares that may be released at the end of the three-year performance period applicable to the PRU award assuming achievement of threshold performance. If our revenue and EBITDA performance is below threshold for each year during the performance period or if our TSR for the period is in the bottom 20th percentile of the S&P 600, no shares will be released at the end of the period. See the discussion of PRU awards under “Compensation Discussion and Analysis—Equity Awards.”
(3)	The RSU awards vest one-third on each of the first, second and third anniversaries of the date of grant.
(4)	See footnote (1) to the Summary Compensation Table for a description of the method used to determine the grant date fair value of stock awards.

Employment Agreements with Our Named Executive Officers

We entered into a Restated Employment Agreement with Mr. Alder effective March 19, 2010, and an Amendment No. 1 to the Restated Employment Agreement effective January 16, 2012 (referred to as the Restated Employment Agreement). Pursuant to the Restated Employment Agreement, Mr. Alder will serve as our Chief Executive Officer for an initial term expiring on the third anniversary of the Restated Employment Agreement. The Restated Employment Agreement provides that Mr. Alder will receive a base salary of $605,000, which may be increased from time to time at the discretion of our board of directors. In addition, the Restated Employment Agreement provides that, in the event we terminate Mr. Alder’s employment without cause or Mr. Alder terminates his employment for good reason, we must provide to Mr. Alder certain severance benefits. These severance benefits are discussed in more detail below under “Potential Payments upon Termination or Change in Control.” The Restated Employment Agreement further imposes certain non-competition and non-solicitation obligations on Mr. Alder in the event his employment with our company is terminated prior to the expiration of the term of the Restated Employment Agreement. Such non-competition and non-solicitation obligations will remain in effect for the longer of (1) a period of 12 months following termination and (2) the period during which we are required to pay severance to Mr. Alder under the Restated Employment Agreement.

We have also entered into an Executive Change in Control Severance Agreement (referred to as the Severance Agreement) with Messrs. Chung, Edman, Richards, Schull, Whiteside, and Soder. The terms of the Severance Agreement are described below under “Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2012.

					Stock Awards
Name	Option Awards				Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
Kenton K. Alder	210,000	—	$13.68	12/17/2013	—		—	—		—
	17,375	—	$8.98	1/27/2015	—		—	—		—
	17,375	—	$7.77	5/5/2015	—		—	—		—
	17,375	—	$6.86	8/3/2015	—		—	—		—
	8,201	—	$8.67	11/3/2015	—		—	—		—
	17,375	—	$12.97	2/14/2016	—		—	—		—
	29,208	—	$16.82	5/4/2016	—		—	—		—
	29,208	—	$10.58	8/1/2016	—		—	—		—
	29,209	—	$11.71	11/1/2016	—		—	—		—
	50,000	—	$11.10	2/13/2018	—		—	—		—
	4,323	—	$5.78	2/12/2019	—		—	—		—
	12,500	—	$7.85	5/7/2019	—		—	—		—
	12,500	—	$10.97	8/5/2019	—		—	—		—
	12,500	—	$11.35	11/5/2019	—		—	—		—
	—	—	—	—	12,796	(2)	$117,595	—		—
	—	—	—	—	28,425	(3)	$261,226	—		—
	—	—	—	—	59,216	(4)	$544,195	—		—
								35,058	(6)	$322,183
	—	—	—	—	—		—	56,750	(7)	$521,533
	—	—	—	—	—		—	80,349	(8)	$738,407
Chung Tai Keung, Canice	—	—	—	—	8,486	(5)	$77,986	—		—
	—	—	—	—	15,306	(3)	$140,662	—		—
	—	—	—	—	28,050	(4)	$257,780	—		—
	—	—	—	—	—		—	24,970	(7)	$229,474
	—	—	—	—	—		—	31,090	(8)	$285,717
Douglas L. Soder	30,000	—	$11.71	11/1/2016	—		—	—		—
	1,666	—	$5.78	2/12/2019	—		—	—		—
	1,666	—	$7.85	5/7/2019	—		—	—		—
	3,333	—	$10.97	8/5/2019	—		—	—		—
	3,333	—	$11.35	11/5/2019	—		—	—		—
	—	—	—	—	7,899	(2)	$72,592	—		—
	—	—	—	—	15,306	(3)	$140,662	—		—
	—	—	—	—	28,050	(4)	$257,780	—		—
	—	—	—	—	—		—	21,248	(6)	$195,269
	—	—	—	—	—		—	24,970	(7)	$229,474
	—	—	—	—	—		—	31,090	(8)	$285,717
Shane S. Whiteside	16,833	—	$16.82	5/4/2016	—		—	—		—
	6,666	—	$11.10	2/13/2018	—		—	—		—
	3,333	—	$5.78	2/12/2019	—		—	—		—
	3,333	—	$7.85	5/7/2019	—		—	—		—
	3,333	—	$10.97	8/5/2019	—		—	—		—
	3,333	—	$11.35	11/5/2019	—		—	—		—
	—	—	—	—	7,899	(2)	$72,592	—		—

					Stock Awards
Name	Option Awards				Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested(1)
	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
	Exercisable	Unexercisable
	—	—	—	—	15,306	(3)	$140,662	—		—
	—	—	—	—	28,050	(4)	$257,780	—		—
	—	—	—	—	—		—	21,248	(6)	$195,269
	—	—	—	—	—		—	24,970	(7)	$229,474
	—	—	—	—	—		—	31,090	(8)	$285,717
Steven W. Richards	40,000	—	$13.68	12/17/2013	—		—	—		—
	3,562	—	$7.77	5/5/2015	—		—	—		—
	3,562	—	$6.86	8/3/2015	—		—	—		—
	4,750	—	$8.67	11/3/2015	—		—	—		—
	9,500	—	$12.97	2/14/2016	—		—	—		—
	16,833	—	$16.82	5/4/2016	—		—	—		—
	16,833	—	$10.58	8/1/2016	—		—	—		—
	16,834	—	$11.71	11/1/2016	—		—	—		—
	20,000	—	$11.10	2/13/2018	—		—	—		—
	5,000	—	$5.78	2/12/2019	—		—	—		—
	5,000	—	$7.85	5/7/2019	—		—	—		—
	5,000	—	$10.97	8/5/2019	—		—	—		—
	5,000	—	$11.35	11/5/2019	—		—	—		—
	—	—	—	—	6,319	(2)	$58,072	—		—
	—	—	—	—	13,119	(3)	$120,564	—		—
	—	—	—	—	25,824	(4)	$237,323	—		—
	—	—	—	—	—		—	17,705	(6)	$162,709
	—	—	—	—	—		—	21,402	(7)	$196,684
	—	—	—	—	—		—	29,071	(8)	$267,162

(1)	Based on the closing price of our common stock on December 31, 2012.
(2)	Such RSUs vest on March 25, 2013.
(3)	Such RSUs vest 50% on March 9, 2013 and 50% on March 9, 2014.
(4)	Such RSUs vest one-third on each of March 1, 2013, 2014, and 2015.
(5)	Such RSUs vest on April 9, 2013.
(6)	Represents the number of PRUs granted in 2010, adjusted for actual achievement during 2010, 2011 and 2012 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2010 performance, the second one-third portion of the award attributable to 2011 performance and the remaining one-third portion of the award atrributable to 2012 performance. For 2010, performance on the annual revenue metric was 109.3% of target and performance on the annual EBITDA metric was 101.9% of target, resulting in a blended multiplier of 116.8% for the 2010 performance period. For 2011, performance on the annual revenue metric was 98.5% of target and performance on the annual EBITDA metric was 94.7% of target, resulting in a blended multiplier of 94.9% for the 2011 performance period. For 2012, performance on the annual revenue metric was 91.5% of target and performance on the annual EBITDA metric was 71.3% of target, resulting in a blended multiplier of 72.1% for the 2012 performance period. Total PRUs at the end of the three-year performance period was adjusted by our TSR performance as compared to the S&P 600. Our TSR performance over such three-year performance period was at the 29th percentile, which resulted in a TSR modifier of 79% that applies to the shares banked under the 2010 PRU awards. As a result, final payout under the 2010 PRU awards was 74.7% of the target number of shares granted.

(7)	Represents the number of PRUs granted in 2011, adjusted for actual achievement during 2011 and 2012 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2011 performance and the second one-third portion of the award attributable to 2012 performance. For 2011, performance on the annual revenue metric was 98.5% of target and performance on the annual EBITDA metric was 94.7% of target, resulting in a blended multiplier of 94.9% for the 2011 performance period. For 2012, performance on the annual revenue metric was 91.5% of target and performance on the annual EBITDA metric was 71.3% of target, resulting in a blended multiplier of 72.1% for the 2012 performance period. The blended multiplier of 94.9% for the 2011 performance period applies to the first one-third of the PRUs; The blended multiplier of 72.1% for the 2012 performance period applies to the second one-third of the PRUs; the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the 2013 performance period. Total PRUs credited at the conclusion of 2013 will be adjusted by our TSR performance as compared to the S&P 600, which will determine the number of shares, if any, released at the end of the three-year performance period.
(8)	Represents the number of PRUs granted in 2012, adjusted for actual achievement during 2012 on the annual metrics of revenue and EBITDA (each of which is equally weighted) with respect to the first one-third portion of the award attributable to 2012 performance. The blended multiplier of 72.1% for the 2012 performance period (as discussed in footnote 6) applies to the first one-third of the PRUs granted for 2012; and the remaining units are reported at target and will be adjusted based on actual revenue and EBITDA performance during the applicable 2013 and 2014 performance periods. Total PRUs credited at the conclusion of 2014 will be adjusted by our TSR performance as compared to the S&P 600, which will determine the number of shares, if any, released at the end of the three-year performance period.

Option Exercises and Stock Vested in Fiscal Year 2012

The following table sets forth information concerning the value realized by each of our named executive officers upon the exercise of stock options and the vesting of stock awards during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Kenton K. Alder	—	—	53,315	$623,848
Chung Tai Keung, Canice	—	—	16,139	$181,455
Douglas L. Soder	—	—	28,590	$334,681
Shane S. Whiteside	—	—	28,590	$334,681
Steven W. Richards	4,800	$8,352	25,917	$303,168

(1)	The value realized equals the difference between the fair market value of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares issued upon exercise of the options.
(2)	The value realized equals the fair market value of our common stock on the date of vesting multiplied by the number of shares released on vest date.

Potential Payments Upon Termination or Change in Control

As discussed above, we have entered into Severance Agreements with Messrs. Chung, Soder, Whiteside and Richards. Each Severance Agreement provides that, in the event the executive’s employment is terminated by (1) our company without cause during a pending change in control or within 12 months following a change in control, or (2) by the executive for good reason within 12 months following a change in control, the executive will be entitled to receive an amount in cash equal to two times the sum of (a) the executive’s annual base salary and (b) the amount of the executive’s annual target bonus for the year during which the executive is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options, restricted stock, RSUs, and PRUs assumed by the acquirer.

In addition, our Restated Employment Agreement with Mr. Alder provides that, in the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, Mr. Alder will be entitled to receive an amount in cash equal to two times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which Mr. Alder is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus. In the event Mr. Alder’s employment is terminated by (1) our company without cause or (2) by Mr. Alder for good reason, within 60 days prior to, or within one year after, the occurrence of a change in control, Mr. Alder will be entitled to receive an amount in cash equal to three times the sum of (a) Mr. Alder’s base salary and (b) the amount of his annual target bonus for the year during which he is terminated assuming the achievement of 100% of the performance target levels associated with such annual target bonus; together with the acceleration of vesting of any stock options, restricted stock, RSUs, or PRUs that are assumed by the acquirer.

Further, we provide in the event of a termination “without cause” (as such term is defined in the form of RSU Award Agreement) for the acceleration of vesting of a number of RSUs equal to the product obtained by multiplying the number of unvested RSUs that would vest in the 12 month period commencing on the date of grant, or if later occurring, the most recent anniversary of the date of grant, by a fraction, the numerator of which is the number of whole months since the date of grant, or if later occurring, the most recent anniversary of the date of grant, and the denominator of which is 12 months.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers upon a change in control of our company and/or upon a termination of our named executive officer’s employment. The tables below assume that the termination or change in control event took place on the last business day of 2012.

Kenton K. Alder:

Executive Benefits(1)	Termination Without Cause (Not in Connection with a Change in Control)	Termination for Good Reason (Not in Connection with a Change in Control)	Change in Control (No Termination)(2)	Termination Without Cause or for Good Reason Pending a Change in Control or Within One Year Thereafter(2)
Accelerated RSUs(3)	$322,201	—	$429,614	$923,016
Accelerated PRUs(3)	—	—	—	$1,831,539
Severance(4)	$3,360,000	$3,360,000	—	$5,040,000

Chung Tai Keung, Canice:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control that is Not Effected(5)	Termination Without Cause Pending a Change in Control that is Effected(2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$169,170	$234,244	$227,737	$476,428	$476,428
Accelerated PRUs(3)	—	—	—	—	$572,941
Severance(4)	—	—	$2,079,000	$2,079,000	$2,079,000

Douglas L. Soder:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control that is Not Effected(5)	Termination Without Cause Pending a Change in Control that is Effected(2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$171,623	$228,849	$228,849	$471,033	$471,033
Accelerated PRUs(3)	—	—	—	—	$834,268
Severance(4)	—	—	$1,326,600	$1,326,600	$1,326,600

Shane S. Whiteside:

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control that is Not Effected(5)	Termination Without Cause Pending a Change in Control that is Effected(2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$171,623	$228,849	$228,849	$471,033	$471,033
Accelerated PRUs(3)	—	—	—	—	$834,268
Severance(4)	—	—	$1,326,600	$1,326,600	$1,326,600

Steven W. Richards:(6)

Executive Benefits(1)	Termination Without Cause	Change in Control (No Termination)(2)	Termination Without Cause Pending a Change in Control that is Not Effected(5)	Termination Without Cause Pending a Change in Control that is Effected(2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control(2)
Accelerated RSUs(3)	$148,097	$197,466	$197,466	$415,958	$415,958
Accelerated PRUs(3)	—	—	—	—	$733,417
Severance(4)	—	—	$1,155,000	$1,155,000	$1,155,000

(1)	Amounts represented in the table do not include stock option awards or RSUs that are fully vested, earned salary, and accrued vacation, as those items are earned and due to the named executive officer regardless of such termination or change in control events. It also does not include amounts payable under life insurance coverage, our accidental death and dismemberment coverage, or our business travel accident coverage, which are programs available to all of our full-time employees. The amounts listed assume that the termination or change in control event took place on the last business day of 2012.
(2)	Assumes that the RSUs and PRUs are assumed by the acquiring entity in connection with the change in control.
(3)	The amount listed for accelerated RSUs and PRUs is based on the closing price of our common stock on December 31, 2012.
(4)	The amount listed is calculated with the formula described above using an annual target bonus of 110% of base salary for Mr. Alder and 65% of base salary for each of Messrs. Chung, Soder, Whiteside, and Richards, for 2012, which represents the percentage of base salary payable as a bonus upon achievement of 100% of the performance target levels associated with such annual target bonus, as set forth in Mr. Alder’s Restated Employment Agreement and in the Severance Agreements.

(5)	The Severance Agreements provide that if the executive’s employment is terminated without cause during a pending change in control, and the change in control is not effected within three months following the date of termination of the executive, then the stock options and RSUs held by the executive as of the date of termination will be treated as if the executive’s employment had been terminated as of the three-month anniversary of the date of termination of employment.
(6)	As discussed above, Mr. Richards resigned as our Chief Financial Officer effective March 2, 2013. Mr. Richards will resign from our company effective March 29, 2013. Mr. Richards will continue to receive his base salary through March 29, 2013, and will thereafter be entitled to the severance payments set forth in a Separation and Release Agreement (the “Separation Agreement”) Mr. Richards entered into with us on February 21, 2013. The Separation Agreement provides that, if Mr. Richards does not revoke his releases of claims against us (the “Releases”) within the applicable revocation periods, we will make a cash severance payment to Mr. Richards in the amount of $320,833.34, payable in two equal payments, with the first payment to be made within 10 business days after Mr. Richard’s Releases become irrevocable, and the second payment to be made on September 3, 2013. In addition, if Mr. Richards does not revoke the Releases, the Separation Agreement provides that we will pay Mr. Richards’ Health Care Benefits Continuation premiums pursuant to section 4980B of the Internal Revenue Code of 1986 for a period of six months at the rate required to continue his current health care coverage, and Mr. Richards will receive up to three months of paid outplacement services (not to exceed $5,000).

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options, warrants, and rights under our 2006 Plan as of December 31, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	3,083,279	$12.11	2,671,966
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	3,083,279	$12.11	2,671,966

(1)	Includes 1,932,691 RSUs and PRUs.
(2)	The weighted average exercise price does not take into account the 1,932,691 RSUs and PRUs.

PROPOSAL TWO —

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2011 and 2012. We have appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013 and recommend that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, our board of directors will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will attend the annual meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

Audit Fees

The following is a summary of fees, all of which were approved by our audit committee, for audit and other professional services performed by PricewaterhouseCoopers LLP during the years ended December 31, 2012 and 2011:

	2012	2011
Audit fees	$2,346,900	$1,980,000
Audit-related fees	$7,700	—
Tax fees	$138,600	$98,600
All other fees	$1,800	—

Total	$2,495,000	$2,078,600

“Audit fees” includes fees paid for the audits of our annual financial statements and of internal control over financial reporting included in the Form 10-K, selected statutory audits, and reviews of financial statements included in Form 10-Q.

“Audit related fees” includes fees paid for services performed related to customer rebate audits.

“Tax fees” includes fees paid for services performed related to compliance with foreign tax regulations and assistance provided with respect to the review and audit of tax matters by government agencies and tax authorities.

“All other fees” includes fees for the usage of accounting research software.

Pre-Approval Policy for Independent Registered Public Accounting Firm’s Fees

In 2003, our audit committee adopted a formal policy concerning pre-approval of all services to be provided by our independent registered public accounting firm. The policy requires that all proposed services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee before any services are performed. This policy includes all audit, audit-related, tax, and other services that our independent registered public accounting firm may provide to our company. In evaluating whether to engage our independent registered public accounting firm for non-audit services, our audit committee considers whether the performance of services other than audit services is compatible with maintaining the independence of our independent registered public accounting firm. All of the services provided by PricewaterhouseCoopers LLP described in the table above were approved by our audit committee pursuant to our audit committee’s pre-approval policies.

Our board of directors recommends a vote “for” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

In the event of a negative stockholder vote on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, our board of directors will reconsider its selection.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our board of directors has appointed an audit committee consisting of three independent directors. All members of our audit committee are able to read and understand fundamental financial statements, including our balance sheet, statement of operations, and cash flow statement. Most members of our audit committee have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in each individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibility. Our board of directors has determined that Messrs. Franklin, Bass, and Zakheim are independent directors, as defined by Nasdaq Marketplace Rule 5605(a)(2), and that Mr. Franklin qualifies as an “audit committee financial expert.”

The primary responsibility of our audit committee is to assist our board of directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including overseeing the financial reports and other financial information provided by us to governmental or regulatory bodies (such as the SEC), the public, and other users thereof; our systems of internal accounting and financial controls; and the annual independent audit of our consolidated financial statements.

Management has the responsibility for our consolidated financial statements and the reporting process, including the systems of internal controls. Our independent registered public accounting firm engaged to conduct the audit of our 2012 financial statements, PricewaterhouseCoopers LLP, was responsible for auditing our consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, our audit committee reviewed our consolidated audited financial statements with management and the independent registered public accounting firm. Our audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with our audit committee under generally accepted auditing standards. In addition, our audit committee received from the independent registered public accounting firm written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence. Our audit committee also discussed with the independent registered public accounting firm their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accounting firm. Our audit committee has concluded that PricewaterhouseCoopers LLP is independent from our company and management.

Our audit committee discussed with the independent registered public accounting firm the overall scope and plans for its audits. Our audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of our company, the internal controls, and the overall quality of our financial reporting. Our audit committee held five meetings during the year ended December 31, 2012.

Based on the reviews and discussions referred to above, our audit committee recommended to our board of directors, and our board of directors approved, that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

Our board of directors has adopted a written charter for our audit committee that reflects, among other things, requirements of the Sarbanes-Oxley Act of 2002, rules adopted by the SEC, and rules of Nasdaq.

This report has been furnished by our audit committee to our board of directors.

Philip G. Franklin, Chairman

James K. Bass

Dov S. Zakheim

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, during 2012, there were no transactions or series of similar transactions to which we were or are a party that involved an amount exceeding $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

On April 8, 2010, we completed our acquisition of the PCB Subsidiaries. Certain affiliates of Meadville engage in transactions with our company, as described below.

Supply Agreements with Affiliates of Related Parties

Effective January 1, 2010, Shanghai Meadville Electronics Co., Ltd. (referred to as SME), one of our PCB Subsidiaries, on behalf of itself and certain other PCB Subsidiaries, entered into a supply agreement with Suzhou Shengyi Sci Tech Co., Ltd. (referred to as SSST) and Shengyi Technology Co., Ltd. (formerly known as Guangdong Shengyi Sci Tech Co., Ltd.) (referred to as Sytech), pursuant to which SME and certain other of our PCB Subsidiaries purchase laminate and prepreg from SSST and Sytech. Approximately 15.8% of Sytech is owned indirectly by Top Mix Investments Limited, a company controlled by Mr. Tang Hsiang Chien, the father of our director Mr. Tang Chung Yen, Tom. SSST is 75% owned by Sytech and 25% owned indirectly by Top Mix Investments Limited. This supply agreement has a term of three years commencing on January 1, 2010. We had total purchases of $49.5 million under this supply agreement in 2012.

Certain of our PCB Subsidiaries also from time to time purchase laminate and prepreg from Hitachi Chemical Electronic Materials (Hong Kong) Limited (formerly known as Mica-Ava (Far East) Industrial Limited) (referred to as Hitachi (HK)) and Hitachi Chemical Electronic Materials (Guangzhou) Limited (formerly known as Mica-AVA (Guangzhou) Material Company Ltd. ) (referred to as Hitachi (GZ)), former subsidiaries of Meadville engaged in the laminate business. Prior to November 18, 2011, Top Mix Investments Limited indirectly owned approximately 93.7% of each of Hitachi (HK) and Hitachi (GZ). Following completion of the disposal of a major portion of its holdings in Hitachi (HK) and Hitachi (GZ) to Hitachi Chemical Co., Ltd on November 18, 2011, Top Mix Investments Limited indirectly owns 25% of each of Hitachi (HK) and Hitachi (GZ). Purchases of laminate and prepreg by those PCB Subsidiaries from Hitachi (HK) and Hitachi (GZ) are made on a spot basis from time to time. Total sales from Hitachi (HK) and Hitachi (GZ) to these PCB Subsidiaries amounted to $41.1 million in 2012.

Real Property Leasing Arrangement with Affiliate of Related Party

GME, one of our PCB Subsidiaries, leases a portion of its employee dormitory spaces to Hitachi (GZ) from time to time for the use of the employees of Hitachi (GZ). The dormitory spaces are rented to Hitachi (GZ) pursuant to prior written request by Hitachi (GZ) for its employees on an individual basis, with the monthly rent to be determined in accordance with the space used by the individual employees and the rate as notified by GME from time to time. The total amount of rent and other payments received in connection with the lease for the year ended December 31, 2012 was approximately $220,000.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND 2012 ANNUAL REPORT

As permitted by SEC rules, we are making this proxy statement and our annual report on Form 10-K for 2012 available to stockholders electronically via the Internet on our website at www.ttmtech.com/stockholdersmeeting. On or about March 14, 2013, we began mailing to our stockholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year’s proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save our company the cost of printing and mailing documents to you, reduce the amount of mail you receive, speed your ability to access the proxy materials and our annual report, and help preserve environmental resources. We encourage you to sign up for electronic proxy and annual report access or a paper notice of availability for future annual meetings. Stockholders may elect to receive electronic access or a paper notice by registering electronically on our website at www.ttmtech.com/stockholdersmeeting. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.

Our annual report on Form 10-K for 2012, available on our website at www.ttmtech.com, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. If a stockholder received a paper copy of our annual report and does not wish to access our annual report through our website but rather requires an additional paper copy of our annual report on form 10-K, we will provide one, without charge, on the written request of any such stockholder addressed to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626.

STOCKHOLDER PROPOSALS FOR OUR 2014 ANNUAL MEETING

If any stockholder intends to present a proposal to be considered for inclusion in our proxy material for the 2014 annual meeting of stockholders, the proposal must comply with the requirements of Rule 14a-8 of Regulation 14A of the Exchange Act and must be submitted in writing by notice delivered to our corporate secretary at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626. Any such proposal must be received at least 120 days before the anniversary of the prior year’s proxy statement (by November 14, 2013), unless the date of our 2013 annual meeting is changed by more than 30 days from April 23, 2013, in which case, the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

In addition, our bylaws establish certain requirements for proposals a stockholder wishes to make from the floor of the 2014 annual meeting of stockholders. If the proposal is for a matter other than the nomination of a director for election at the meeting, the proposal must be written and delivered to our corporate secretary at the address set forth above not less than 90 days (by January 23, 2014) nor more than 120 days (December 24, 2013) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which public announcement of the date of such meeting is first made by our company. Our bylaws provide that a stockholder’s notice of a proposal of business must set forth certain information relating to the proposed business desired to be brought before the meeting and the proposal itself, and information relating to the stockholder making the proposal.

If the proposal is for the nomination of a director for election at the meeting, the nomination must be delivered to our corporate secretary at the address listed above not less than 90 days (by January 23, 2014) and not more than 120 days (December 24, 2013) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2013 annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 120 days prior to such annual meeting and not later than the later of (a) 90 days prior to such annual meeting or (b) five days following the day on which we make the first public announcement of the date of such meeting. However, in the event that the number of directors to be elected to our board of directors at an annual meeting of stockholders is increased and there is no public announcement by us naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our corporate secretary at the address listed above not later than five days following the day on which we first make a public announcement of additional directorships. Our bylaws set forth specific information that must be provided to our corporate secretary in connection with the nomination of a director for election at the annual meeting.

OTHER MATTERS

As of the date of this proxy statement, we know of no matter that will be presented for consideration at the annual meeting other than the election of directors and the ratification of our independent registered public accounting firm. If, however, any other matter should properly come before the annual meeting for action by stockholders, the persons named as proxy holders will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors

Costa Mesa, California
March 14, 2013	Todd B. Schull, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

TTM TECHNOLOGIES, INC.

April 23, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.	COMPANY NUMBER

Vote online until 11:59 PM EDT the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, and Annual Report are available at http://www.ttmtech.com/stockholdersmeeting
i Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. i

¢ 20430000000000000000 8	042313

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

						FOR	AGAINST	ABSTAIN
1. To elect James K. Bass, Thomas T. Edman, Tang Chung Yen, Tom, and Dov S. Zakheim as class I directors.				2.	The ratification of the appointment of PricewaterhouseCoopers LLP, as independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O James K. Bass O Thomas T. Edman O Tang Chung Yen, Tom O Dov S. Zakheim
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

☐                         ¢

TTM TECHNOLOGIES, INC.

1665 Scenic Avenue, Suite 250

Costa Mesa, CA 92626

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Kenton K. Alder and Todd B. Schull as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of TTM Technologies, Inc. held of record by the undersigned on February 22, 2013, at the Annual Meeting of Stockholders to be held at the Company’s corporate offices located at 1665 Scenic Avenue, Suite 250, Costa Mesa, California 92626 at 1:30 p.m., local time on April 23, 2013, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢